Exhibit 10.1

PURCHASE AGREEMENT

BY AND BETWEEN

CASINOS AUSTRIA AKTIENGESELLSCHAFT

AND

CAI CASINOINVEST MIDDLE EAST GMBH

ON THE ONE HAND

AND

SHUFFLE MASTER MANAGEMENT-SERVICE GMBH

AND

SHUFFLE MASTER GMBH

ON THE OTHER HAND

DATED AS OF May 13, 2004

INDEX OF EXHIBITS

I.
Agreements to be signed or handed over at Closing

Exhibit A	Patents Transfer Agreement
Exhibit B	Application to Commercial Register

II.
Other Exhibits

Exhibit I	Closing Financial Statements
Exhibit II	Latest Financial Statements

INDEX OF SCHEDULES

Schedule 6.3	Capitalization
Schedule 6.5	Subsidiaries; Investments
Schedule 6.6	Absence of Conflicts
Schedule 6.8	Absence of Undisclosed Liabilities
Schedule 6.9	Absence of Certain Developments
Schedule 6.10(b)	Title to Properties, Sufficiency of Assets (Real Property; Leases)
Schedule 6.10(c)	Title to Properties, Sufficiency of Assets (Personal Property)
Schedule 6.11	Accounts Receivable
Schedule 6.12	Taxes
Schedule 6.13	Contracts and Commitments
Schedule 6.14(a)	Material Proprietary Rights
Schedule 6.14(b)	Material Licensed Proprietary Rights
Schedule 6.14(c)	Material Limitations regarding Proprietary Rights
Schedule 6.18	Litigation, Proceedings
Schedule 6.20	Governmental Licenses and Permits
Schedule 6.21	Employees
Schedule 6.22	Employee Benefit Plans
Schedule 6.23	Environmental, Health and Safety Matters
Schedule 6.24	Insurance
Schedule 6.25	Officers and Directors; Bank Accounts
Schedule 6.26	Affiliate Transactions
Schedule 6.28	Powers of Attorney; Guarantees
Schedule 6.29	Product Warranties
Schedule 7.6	Sellers’ Assets
Schedule 10.11	Settlement of Mutual Claims

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of May 13, 2004, by and between Casinos Austria Aktiengesellschaft, a stock corporation organized, duly established and validly existing under the laws of Austria, with the corporate seat in Vienna and business address at Dr. Karl Lueger Ring 14, A-1010 Vienna, Austria, registered with the Commercial Register under FN99639d (“CASAG”), and CAI Casinoinvest Middle East GmbH, a limited liability company organized, duly established and validly existing under the laws of Austria with corporate seat in Vienna and business address at Dr. Karl Lueger Ring 14, A-1010 Vienna, Austria, registered with the Commercial Register under FN196567w (“CAI”) on the one hand and Shuffle Master Management-Service GmbH, a limited liability company organized, duly established and validly existing under the laws of Austria with corporate seat in Vienna and business address at Dr. Karl Lueger Ring 14, A-1010 Vienna, Austria, registered with the Commercial Register under FN247570z (“SHFMMS”) and Shuffle Master GmbH, a limited liability company organized, duly established and validly existing under the laws of Austria with corporate seat in Vienna and business address at Dr. Karl Lueger Ring 14, A-1010 Vienna, Austria, registered with the Commercial Register under FN247566v (“SHFM”) on the other hand. (CASAG and CAI are collectively referred to herein as the “Sellers” and individually as “Seller”. SHFMMS and SHFM are collectively referred to herein as the “Buyers” and individually as “Buyer”).  The Sellers and the Buyers are collectively referred to herein as the “Parties” and individually as a “Party.”

CASAG is the only limited partner (“Kommanditist”) and holds the limited partnership interest (“Kommanditanteil”) of one million Euros (€1,000,000) (the “Limited KG Share”) representing the entire share capital (“Gesellschaftskapital”) in CARD Casinos Austria Research & Development GmbH & Co KG, a limited partnership duly established and validly existing under the laws of Austria with corporate seat in Vienna and business address at Dr. Karl Lueger Ring 14 A-1015 Vienna, Austria, registered with the Commercial Register under FN 247789x (the “Company”; for purposes of definition, and unless expressly stated otherwise herein, the term “Company” also includes its predecessor CARD, as defined below).  CAI is the only general partner (“Komplementär”) of the Company and holds the general partnership interest (“Komplementäranteil”) (the “Unlimited KG Share”) The Company has been established by way of a transformation (“errichtende Umwandlung”) of CARD Casinos Austria Research & Development GmbH, a limited liability company organized, duly established and validly existing under the laws of Austria with corporate seat in Vienna and business address at Dr. Karl Lueger Ring 14 A-1015 Vienna, Austria, registered with the Commercial Register under FN 75379b (“CARD”).

SHFMMS desires to acquire from CASAG, and CASAG desires to sell to SHFMMS, the Limited KG Share. SHFM desires to acquire from CAI, and CAI desires to sell to SHFM, the Unlimited KG Share.  (The Limited KG Share and the Unlimited KG Share are collectively referred to hereinafter as the “Shares”).  In consideration for the Shares, Buyers shall pay the Sellers cash as well as common stock of Buyers’ indirect parent Shuffle Master, Inc., a

Minnesota corporation, with its corporate business address at 1106 Palms Airport Drive, Las Vegas, Nevada 89119, USA (“SMI”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.  In the case of the Buyers, Affiliates, inter alia, include SMI. Any Subsidiary shall also be deemed an Affiliate.

 “Austrian GAAP” means Austrian generally accepted accounting principles in accordance with Austrian law, in particular Section 189 et sequ of the Austrian Commercial Code (Handelsgesetzbuch).

“Closing Financial Statements” means the  unaudited balance sheet of the Company, as of 30 April 2004 and the related statements of income and notes, if any, (“Anhang”) thereto, for the four months then ended, that have been prepared in accordance with Austrian GAAP. The Closing Financial Statements also mean the unaudited report for CARD Casinos Austria Research and Development Limited (“CARD NZ”), the Company’s New Zealand Affiliate, for the month of April 2004. The Closing Financial Statements are attached to this Agreement as Exhibit I.

“Commercial Register” means the commercial register (“Firmenbuch”) of the Commercial Court Vienna (“Handelsgericht Wien”).

“Company” means collectively (i) CARD Casinos Austria Research & Development GmbH & Co KG and (ii) its predecessor, CARD, unless expressly stated otherwise.

“Contract” means any contract, license, sublicense, franchise, mortgage, hypothecation, purchase order, indenture, loan agreement, lease, sublease, agreement, contractual obligation, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case in writing, unless explicitly stated otherwise) to which the Company or any of its Subsidiaries are a party or by which any of their assets are bound.

 “Environmental, Health, and Safety Requirements” means, with respect to Austria and any other relevant jurisdictions, all federal, state, local, and foreign statutes,

regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, (and all common law in the United Kingdom) concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.  In the case of Austria, Environmental, Health and Safety Requirements shall include the following statutes and all rules, regulations and interpretations thereunder: Trade Code (“Gewerbeordnung”), Water Protection Act (“Wasserrechtsgesetz”), Law on the Control of Waste (“Abfallwirtschaftsgesetz”), provincial laws on the protection of nature (“Naturschutzgesetze”), the Act on the Clean-Up of Contaminated Sites (“Altlastensanierungsgesetz”), as well as any and all administrative ordinances (“Verordnungen”) issued thereunder.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against Loss (including, without limitation, contingent reimbursement Liabilities with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which Liabilities a Person assures a creditor against Loss, (vii) any indebtedness secured by a Lien on a Person’s assets (including, without limitation, any mortgage), (viii) any amounts owed to any Person under any  consulting arrangements; (ix) any Intercompany Liabilities; and (x) any prorated amounts due any of the Company’s employees prior to May 1, 2004, 09:00 a.m. Vienna time.

“Intercompany Liabilities” means any amounts, if any owed by the Company or any of its Subsidiaries to the Sellers or to any Subsidiary of the Sellers.

“International Trade Laws and Regulations” means, with respect to Austria and any other relevant jurisdictions, all federal, state, local and foreign statutes, executive order, decrees, proclamations, regulations, rules, directives, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders , rulings, determinations and common law concerning the importation of merchandise, the export or reexport of products, services and technology.

“Knowledge” as used in the phrases “to the Knowledge of the Sellers” “to the Sellers’ Knowledge” or phrases of similar import shall mean and be deemed to exist, for all purposes under this Agreement and under Austrian law and under the laws of any jurisdiction in the world, if, on or prior to Closing (i) any TWO of the managing directors of CASAG or ONE of the managing directors of CASAG AND Mr. Josef Leutgeb had actual knowledge, or (ii) both the following TWO managing directors of CARD (i.e. jointly): Mr. Ernst Blaha (“Blaha”) PLUS

Mr. Ewald Kirschenmann, (“Kirschenmann”) had actual knowledge, or (iii) if either Blaha OR Kirschenmann had actual knowledge, PLUS the existence of a written document (including but not limited to electronic versions thereof) which existed in electronic or hardcopy form prior to Closing and which evidences that one of these two managing directors had such actual knowledge prior to Closing.  Knowledge as used in the phrases “to the Knowledge of the Buyers,” “to the Buyers’ Knowledge” or phrases of similar import shall mean and be deemed to exist for all purposes under this Agreement and under Austrian law and under the laws of any jurisdiction in the world, if, on or prior to Closing, (i) any two of the following four persons had actual knowledge: Paul Meyer, Jerry Smith, Jerry Koslow, or Dana Kelley; or (ii) the documents, information and materials that are disclosed on the Schedules hereto. Any information contained in the Schedules and Exhibits attached hereto (for the avoidance of doubt, this also includes the documents mentioned in any of the Schedules which documents are contained in the disclosure bundle which was initialed by the Parties at Closing) are disclosed and shall be deemed Knowledge of Buyers.

“Latest Financial Statements” means the unaudited, balance sheet plus profit and loss statement and notes, of the Company as of December 31, 2003 and the related statements of income and any notes thereto for the year ended which have been prepared according to Austrian GAAP. The Latest Financial Statements also include the Annual Report for CARD NZ for the year ended December 31, 2003. The Latest Financial Statements are attached as Exhibit II.

“Letter of Intent” means that certain letter of intent, dated February 20, 2004, by and among CARD, CASAG and SMI including the amendment thereof, dated February 23, 2004.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, including without limitation, any Intercompany Liabilities, which, under Austrian GAAP, should have been disclosed on the Company’s Closing Financial Statements.

“Liens” means any ownership rights of third parties, mortgage, hypothecation (“Hypothek”), pledge (“Pfandrecht”), assignment of rights (“Sicherungsabtretung”), assignment of ownership (“Sicherungsübereignung”), and any security interest, encumbrance, right of first refusal, adverse claim, Tax, lien or charge or restriction of any kind or right of others of any nature (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing.

“Material” means any matter that, in the aggregate with all other related matters, has resulted in or might result in costs, expenses, damages, payments or other Liabilities of, to or involving, or claims by or against the Company involving €50.000 or more or in a decrease in the earnings, cash flow, net worth or value of the Company involving €50,000 or more.

“Material Adverse Effect” means an event, transaction, condition or change which has a material adverse effect on the business of the Company in the amount of €50.000 or more (a “Material Adverse Effect”).

“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) or usual in the trade.

“Person” means a physical or legal person (“juristische Person”) or a person legally treated as such (e.g., partnership, association).

“Proprietary Rights” means all of the following: (i) patents, patent applications (including continuations, continuations-in-part and divisionals), inventions (whether or not reduced to practice); (ii) utility models (“Gebrauchsmuster”), utility models applications (including continuations, continuations-in-part and divisionals); (iii) registered trademarks, service marks, industrial designs, trade dress, trade names, corporate names, logos and slogans (and all translations, derivations and combinations of each of the foregoing) and Internet domain names (together with all good-will associated with all foregoing); (iv) copyrights and copyrightable works; (v) registrations and applications for any of the foregoing; (vi) trade secrets and confidential information (including, without limitations, ideas, inventions (whether or not reduced to practice), formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals, technical data, financial, business and marketing plans, costumer supplier lists and related information); (vii) computer software and software systems (including, without limitation, source code, executable code, data, databases and documentation).

 “SMI” means Shuffle Master, Inc., a Minnesota corporation located at 1106 Palms Airport Drive, Las Vegas, Nevada 89119, USA.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means, with respect to Austria and other relevant jurisdiction, any federal, state, provincial, local tax and any income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, environmental, customs, duties, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee tax, social security contributions or other withholding, contributions, Austrian real estate transfer tax (“Grunderwerbsteuer”), capital duty

(“Gesellschaftsteuer”), stamp duty (“Gebühren”) or other tax, of any kind whatsoever, including any fines, interest, penalties or additions to tax.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents filed or required to be filed in connection with the determination, assessment or collection of Taxes of the Company and its Subsidiaries.

“Transaction Documents” means this Agreement, the Lease Agreements and the Patent Transfer Agreement.

“US GAAP” means United States generally accepted accounting principles as in effect from time to time.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase of Shares, of rights to the name CARD and certain Company Proprietary Rights  2.1.1 On and subject to the terms and conditions set forth in this Agreement, including without limitation the representations and warranties contained in Article VI, Article VII and Article VIII, simultaneously and with economic effect as of May 1, 2004, 9:00 a.m. Vienna time (a) SHFM herewith purchases, acquires and accepts the transfer of the Unlimited KG Share from CAI, and CAI herewith sells, assigns and transfers to SHFM, all of the right, title and interest in the Unlimited KG Share, including all rights pertaining thereto, free and clear of any Liens or other rights of third parties; and (b) SHFMMS herewith purchases, acquires and accepts the transfer of the Limited KG Share from CASAG, and CASAG sells, assigns and transfers to SFMMS all of the right, title and interest in the Limited KG Share, including all rights pertaining thereto, including without limitation the balance standing to the credit of the capital account (“Kapitalkonto”) as of May 1, 2004, 9:00 a.m. Vienna time as well as any rights CASAG may have in relation to the name CARD and any Company Proprietary Rights owned or controlled by CASAG, all free and clear of any Liens or other rights of third parties; and (c) in consideration of the sale of the Shares as set forth herein the Buyers shall deliver to the Sellers the consideration specified in Section 2.3 (the “Limited KG Payment”) and Section 2.4 (the “Unlimited KG Payment”) (collectively, the “Purchase Price”).

2.1.2      CASAG herewith also grants its written consent to the sale and transfer of the Unlimited KG Share, as contemplated herein, under Article VII(1) of the articles of incorporation (“KG-Vertrag”) of the Company .

2.1.3      Title to the Shares shall transfer from the respective Seller to the respective Buyer as specified herein against (i) receipt by the Sellers of the full and unreduced amounts of the Limited KG Payment and the Unlimited KG Payment, as defined above and as set forth in Sections 2.3 and 2.4, and (ii) registration of the Buyers as holders of the Shares in the Commercial Register, whichever is later.

2.2 Closing Transactions.

(a)  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) takes place both at the offices of Deutsche Bank, 280 Park Ave, New York, USA, and at the offices of Fiebinger, Polak, Leon & Partners, Am Getreidemarkt 1, A-1060 Vienna, Austria, commencing at 08:00 a.m., Vienna time on May 13, 2004 and continuing in New York City at 9:00 a.m., New York time. The date and time of the Closing are herein referred to as the “Closing Date.”

(b)  Closing Transactions.  The Parties shall consummate the following “Closing Transactions” on the Closing Date in the following chronological order:

(i)            Signing of this Agreement (in Vienna).

(ii)           Signing of an application and filing with the Commercial Register, the application substantially in the form of Exhibit B (both in Vienna).

(iii)          Payment and receipt of the full and unreduced amounts of (x) the Limited KG Payment as set forth in Section 2.3 which shall consist of the Cash Payment, and the Shares Payment, and (y) the Unlimited KG Payment as set forth in Section 2.4.

The Limited KG Payment, is set forth in Section 2.3 and shall be delivered by SHFMMS to CASAG as follows:

(A) SHFMMS shall deliver the Cash Payment by intra-bank funds transfer of immediately available funds from an Austrian bank account of SHFMMS with ERSTE Bank der oesterreichischen Sparkassen AG, Vienna, to an account designated by CASAG with ERSTE Bank der oesterreichischen Sparkassen AG, Vienna ; and

(B) SHFMMS shall cause the delivery, in New York of the Shares Payment by delivery of a stock certificate registered in the name of CASAG.

The Unlimited KG Payment is set forth in Section 2.4 and shall be delivered by SHFM by intra-bank funds transfer of immediately available funds to an account or accounts designated by CAI;

(iv)          The Lease Agreements and the Patent Transfer Agreement, shall be signed by all respective parties to such agreements.

(v)           The Sellers shall deliver to the Buyers evidence that Mr. Ernst Blaha has resigned as managing director of CAI and of CAST Casinos Austria Sicherheitstechnologie GmbH, Vienna, Austria, and as holder of a special power of attorney (“Prokurist”) of CASAG, effective on or before the Closing Date.

(vi)          Registration of the Buyers as shareholders of the Company in the Commercial Register.

All Closing transactions described herein are part of the Closing of this Agreement and the transactions contemplated thereby and shall be deemed simultaneously occurred.

2.3 The Limited KG Payment.

The Limited KG Payment shall equal forty one million seven hundred forty-four thousand Euros (€41,744,000).  The Limited KG Payment shall consist of the Cash Payment and the Shares Payment and shall be paid free of any bank charges, transfer fees, similar transfer taxes and free of any other withholdings, costs or reductions of any kind. For the avoidance of doubt it is explicitly agreed that the Sellers will be responsible for their own income taxes, but under no circumstances will the Buyers be entitled to make any deductions or withholdings for Sellers’ income taxes.

(a)  The Cash Payment shall be twenty five million nine hundred thirty one thousand Euros (€25,931,000) The Cash Payment shall be payable by intra-bank transfer at Closing.

(b)  The Shares Payment is 767,076 (seven hundred sixty seven thousand and seventy six) shares of SMI common  stock (hereinafter referred to as the “SMI Stock” or “SMI Shares”) (which was determined based on the following agreed formula: the number of shares of SMI Stock obtained when fifteen million eight hundred thirteen thousand Euros (EUR 15,813,000), translated into an equivalent amount of U.S. dollars based on the conversion rate of 1 Euro equals $1.2289, is divided by the Average Price, where the “Average Price” equals the sum of (i) 50% of the average closing price of SMI’s Stock during the ten (10) trading days prior to the third business day prior to the Closing Date; and (ii) 50% of the average closing price of SMI’s Stock during the ten trading days prior to SMI’s issuance of its press release announcing the signing of the Letter of Intent; provided, however, that in no event shall the Average Price exceed twenty-five dollars and thirty tree cents ($25.3333) per share for purposes of determining the number of shares of common stock of SMI. The Parties acknowledge that the Shares Payment and the “Average Price” have been adjusted for the 3 for 2 stock split of SMI’s common stock which occurred on April 16, 2004.)

2.4  The Unlimited KG Payment

The Unlimited KG Payment shall equal four thousand Euros (EUR 4,000). The Unlimited KG Payment shall be payable by funds transfer at Closing.

2.5          Late Payment

In the event of late payment of the Limited KG Payment or the Unlimited KG Payment, or any parts thereof by more than two business days from Closing, without prejudice to any other remedies which Sellers may have under applicable law, Sellers shall be entitled to default interest at a rate of 6 months’ EURIBOR plus 2% (two per cent) per year for any unpaid amount of Purchase Price starting as from the day after the Closing until full payment.

ARTICLE III

DELETED

ARTICLE IV

PRE-CLOSING COVENANTS AND AGREEMENTS

Each of the Parties (as applicable) agrees as follows that, except as otherwise expressly noted, with respect to the period between December 31, 2003 and the Closing:

4.1 General  Since February 20, 2004, the Buyers and the Sellers agree that they shall not have taken (and Sellers agree that the Company has not taken) any action which would require disclosure under Articles VI, VII and VIII below, or which would violate any of their respective representations and warranties contained therein.

4.2 Allocation of Profits  On a contractual basis, the Buyers and the Sellers agree that all rights and obligations and the economic risk connected with the Shares shall pass from Sellers to Buyers on   May 1st, 2004, 9:00 a.m. Vienna time.  SHFMMS shall, however, be entitled to receive any profits or dividends attributable to the share in CARD or the Limited KG Share, which are attributable to or which have been resolved to be distributed or withdrawn after December 31, 2003, 12:00 p.m.

The legal title in the Shares shall pass, subject to (i) registration of the Buyers in the Commercial Register and (ii) receipt by the Sellers of the payment of the Limited KG Payment and the Unlimited KG Payment, from the Sellers to the Buyers on the Closing Date. Therefore, the Buyers shall only become shareholders of the Company when the registration of the Buyers in the Commercial Register shall have been effected and the Limited KG Payment and the Unlimited KG Payment shall have been received by the Sellers.

The Sellers shall not be entitled nor obligated to participate in any business of the Company which is pending at December 31, 2003, 12:00 p.m. Vienna time (“schwebende Geschäfte”).

ARTICLE V

TRANSFER OF RESTRICTED SECURITIES

5.1 General Provisions  Subject to Section 5.2, the SMI Stock issued under this Agreement may not be offered for sale, sold, reoffered, resold, transferred, assigned, pledged or otherwise disposed of, except (A) pursuant to (i) an effective registration statement under the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), (ii) an offshore transaction complying with Regulation S under the Securities Act (or any similar rule or rules then in force) if such regulation is available and if the prospective acquiror thereof makes available to CASAG in advance of such transfer information demonstrating compliance with Regulation S or (iii) Rule 144 or Rule 144A under the Securities Act (or any similar rule or rules then in force) if such rule is available and, as applicable, if the prospective acquiror thereof makes available to CASAG in advance of such transfer information demonstrating compliance with Rule 144 or Rule 144A, respectively, and (B) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

5.2 Holding Period  Notwithstanding Section 5.1, and notwithstanding any registration of the SMI Stock, CASAG agrees that it will not offer for sale, sell, transfer, assign, pledge or otherwise dispose of more than 50% of the SMI Stock prior to November 13, 2004; and the remaining 50% of the SMI Stock prior to May 13, 2005.  Thereafter, CASAG may offer, sell, pledge, transfer or otherwise dispose of the common stock of SMI Stock; provided that any such offer for sale, sale, transfer, assignment, pledge or disposition will be subject to and must be made in compliance with the Securities Act (including without limitation, if applicable, Rule 144, Rule 144A and Regulation S) and any other applicable securities laws of the states of the United States and other jurisdictions of which such compliance shall be CASAG’s sole responsibility and shall be at CASAG’s sole expense.

5.3 Right of First Refusal.

(a) Provided that the registration agreement regarding the SMI Stock shall have become effective by November 30, 2004, CASAG shall not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration) (with the exception of transfers between CASAG and its Affiliates, provided that the transferee agrees, also vis-à-vis SMI, to be bound by this right of first refusal, i.e. contract for the benefit of SMI; “echter Vertrag zugunsten Dritter”) by way of a private placement or offshore transaction or  a sale executed through NASDAQ NMS) any interest in any SMI Stock (a “Transfer”) without first delivering to SMI written notice (the “Sale Notice”).  The Sale Notice shall disclose in reasonable detail the number of shares to be Transferred, the identity of the purchaser (unless for sales through NASDAQ NMS or another stock exchange), the price or price formula (including all relevant criteria for calculating the price) and any other terms and conditions of the proposed Transfer. Any such proposed Transfer shall be bona fide and to a bona fide purchaser. The Sale Notice shall constitute a binding offer to sell all, but not less than all, of the subject shares to SMI on the same terms and conditions specified in the Sale Notice. Unless CASAG shall have received (i) SMI’s

Election Notice (i.e., the written acceptance of CASAG’s offer) within five New York business days after the Sale Notice was delivered to SMI, (or two New York business days after the Sales Notice, if for a sale through NASDAQ, as the case may be) and (ii) the full and unreduced purchase price for the SMI stock specified in the Sale Notice from SMI within five New York business days, CASAG shall be free to sell the SMI stock specified in the Sale Notice.

(b) SMI may elect to purchase all (but not less than all) of the shares of SMI stock to be transferred pursuant to the Sale Notice and at the exact conditions described in the Sale Notice by delivering a written notice of such election (the “Election Notice”) to SMI within five (or two, if for a sale through NASDAQ) New York business days after the Sale Notice has been delivered to SMI, provided that the Election Notice shall be valid and effective only if it contains an express, unconditional and irrevocable undertaking of SMI to pay the full and unreduced purchase price stated in the Sale Notice, free of any withholdings, set-offs or reductions, within five New York business days from delivery of the Election Notice to CASAG. Within five New York business days after receipt of the Election Notice, SMI shall pay the full and unreduced purchase price stated in the Sale Notice, free of any withholdings, set-offs or reductions, concurrently with and against delivery of the share certificates of the SMI stock specified in the Sale Notice.

(c) If within such five (or two, if for a sale through NASDAQ) New York business days, SMI does not elect to purchase all of the shares of SMI stock specified in the Sale Notice, or fails to pay the full and unreduced purchase price for such shares, to be calculated as defined in the Sale Notice, to CASAG, CASAG may Transfer the shares of SMI stock, subject to the provisions of Section 5.2 hereof (e.g., the remaining holding period, if any, needs to be observed) without any restrictions and for any consideration determined by CASAG whenever CASAG so desires.  If SMI has elected to purchase shares of SMI stock specified in the Sale Notice, the sale of such shares, against full and unreduced payment of the respective purchase price, shall be consummated as soon as practical after the delivery of the Election Notice to CASAG, but in any event within five New York business days after SMI delivers to CASAG the Election Notice.

If SMI shall have delivered an Election Notice, but shall subsequently fail to pay the full and unreduced purchase price for the SMI stock in time, CASAG shall alternatively be entitled, at its discretion, to demand payment of the applicable purchase price under the Election Notice against transfer of the SMI stock; in such case, SMI shall be obliged to pay to CASAG the applicable purchase price under the Election Notice plus default interest at a rate of 6-months EURIBOR plus two per cent per year. If SMI should fail to pay the full and unreduced purchase price for the SMI stock plus default interest, CASAG, notwithstanding any other right or remedy available under applicable law and this Agreement, shall also be entitled to rescind the sale to SMI by giving at least five New York business days’ prior written notice; and in the event of such rescission, SMI shall hold CASAG harmless for any Loss which CASAG may incur due to SMI’s failure to pay the purchase price for the SMI shares.

(d) All rights under this Section 5.3 shall be for the exclusive benefit of SMI as a third party beneficiary (“echter Vertrag zugunsten Dritter”), and, therefore only SMI, but not the Buyers nor any third parties shall have any rights under this Section 5.3.

5.4 Restrictive Legends  Unless the stock of SMI is registered prior to the execution of this Agreement, each certificate or instrument representing the common stock shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR IN COMPLIANCE WITH REGULATION S, RULE 144A OR RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.  THE SECURITIES ARE SUBJECT TO A HOLDING PERIOD AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF FOR A PERIOD OF ONE YEAR FROM MAY 13, 2004, PURSUANT TO A PURCHASE AGREEMENT.”

5.5          Legend Removal  When the common stock becomes eligible for sale (including, without limitation, pursuant to Rule 144 under the Securities Act), SMI shall, upon the request of the holder of such common stock, remove the legend set forth in Section 5.4 from the certificates or instruments representing such common stock.

5.6          CASAG’s Put Option of SMI Stock

At any time prior to the effective date of the registration of the SMI Stock (i.e. Sellers are free to sell the SMI Stock, but for the right of first refusal and the agreed holding period), CASAG shall have the right to request SHFMMS to cause SMI or to directly request SMI to buy back all, but not less than all, of the SMI Stock based on a share price of USD 25.3333 (twenty five dollars and thirty three point thirty three cents) per share, for a total price of EUR 15,813,000 (fifteen million eight hundred thousand and thirteen thousand Euros) (i.e. based on a fixed and agreed exchanged rate of 1 Euro equals USD 1.2289). After the registration of the SMI Stock, CASAG’S rights and SHFMMS’s obligations under this Clause 5.6 shall fully terminate.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES

With respect to the Company and its Subsidiaries, each Seller hereby jointly and severally represents and warrants to the Buyers that:

6.1 Organization and Corporate Power  The Company is a limited partnership (“Kommanditgesellschaft”) being duly organized and validly existing and in good standing under the laws of Austria and is qualified to do business in  and holds all necessary material licenses in those jurisdictions where the Company conducts its business. The Company has full corporate power and authority and all material public licenses, public permits and public authorizations necessary to own and operate its properties, to carry on its business as now conducted.  All of the Company’s and its Subsidiaries’ organizational documents reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.  Neither the Company nor any Subsidiary of the Company is in default under or in violation of any provision of their respective organizational documents.

6.2 Authorization of Transactions  The Company has full corporate power and authority to consummate the transactions contemplated by the Transaction Documents.  The shareholders (“Gesellschafter”) of the Company have duly approved all Transaction Documents to which the Company is a party and have duly authorized the execution and delivery of all Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  Upon execution by the Sellers, this Agreement and each of the other Transaction Documents shall have been duly executed and delivered by the respective Seller and shall constitute valid and binding obligations upon the Sellers, enforceable in accordance with their terms and applicable law.

6.3 Capitalization  The authorized, issued and outstanding share capital, and ownership thereof, of the Company, as well as the ownership of the Shares are as set forth on Schedule 6.3 respectively.  The Shares are validly existing and nonassessable, are not subject to, nor issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by Sellers free and clear of all options, warrants, rights, Contracts, calls, puts, rights to subscribe, conversion rights and other Liens.  There are no outstanding or authorized options, warrants, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to providing for the issuance, disposition or acquisition of any interest in the Company.  There exists no obligation to contribute further funds, with the exception of the statutory obligations of an unlimited partner in a limited partnership to be personally liable, without any limits of liability.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company (other than this Agreement).  There are no voting trusts, proxies or any other agreements or understandings with respect to the Shares (other than this Agreement).  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any interest in the Company.  The Company has not violated any applicable federal, provincial or state securities laws of Austria or any other jurisdiction in connection with the offer, sale or issuance of any shares, including the offer and sale of the Shares.  Since registration of the Company as a limited partnership in the Commercial Register, the shareholders have not made any withdrawal (“Entnahme”) from the accounts (“Kapitalkonten”) or other accounts (“Verrechnungskonten”, “Privatkonten”). ..  For clarification purposes, it is explicitly stated and agreed that the Company has paid, prior to Closing, the Intercompany Liabilities.

6.4 Transformation of CARD  The Limited KG Share has been fully contributed by the Seller in the course of the transformation (“errichtende Umwandlung”) of CARD into the Company as a limited partnership. In the course of the transformation of CARD into the Company as a limited partnership, , the whole business, all contracts and all rights and entitlements of CARD have been lawfully and fully transferred to the Company, and thereby, to the Knowledge of the Sellers, no contracts have been or will be terminated.

It is explicitly agreed that the Sellers shall not be responsible for any negative consequences, costs, expenses, Losses or Taxes which may have occurred or will occur due to such transformation which may or may not qualify as a non-recognition transaction for Austrian tax purposes. In the course of the transformation of CARD into the Company as a limited partnership all form and other requirements of applicable law have been complied with in all material respects. In particular the shares in the Subsidiaries, all Company Proprietary Rights, and all Licenses have been validly and duly transferred from CARD to the Company in such transformation by universal succession.

With the exception of the registration of the transformation in the Commercial Register, which was effected by the Sellers and the Company, it will be the Buyers’ obligation to make all applications, notifications and filings and to obtain all consents in this respect which might be necessary due to applicable law, such that all assets including all rights, Proprietary Rights, privileges and Licenses shall lawfully and fully, without restrictions or Liens, be vested in the Company. The Sellers make no respective representations and warranties and assume no respective liability with respect to such Buyers’ obligations and the results thereof as mentioned in this paragraph.

6.5 Subsidiaries; Investments  Schedule 6.5 sets forth a complete and accurate list of all of the direct or indirect Subsidiaries of the Companies and the jurisdiction of organization of each such Subsidiary.  Each such Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business in its respective jurisdiction of incorporation, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect.  All jurisdictions in which each Subsidiary is registered or holds trade or other licenses are set forth on Schedule 6.5.  All of the outstanding shares of capital stock of each such Subsidiary are validly issued, fully paid and nonassessable, and all such shares are owned by the Company as set forth on Schedule 6.5, free and clear of any Lien and not subject to any option or right to purchase any such shares.  Except as set forth on Schedule 6.5, none of the Company or its Subsidiaries own or hold any stock, units or any other security or interest in any other Person or any rights to acquire any such stock, units or other security or interest, and none of the Company or its Subsidiaries has ever owned any further Subsidiary.

6.6 Absence of Conflicts  Except as set forth on Schedule 6.6 ,  the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by each of the Company and/or Sellers do not and shall not (a) conflict with or result in any breach of any of the Material terms, conditions or provisions of, (b) constitute a Material default under, (c) result in a Material violation of, (d) give any third party the right to modify, terminate or accelerate any Material obligation under, (e) result in the creation of any Lien upon the Shares or the assets of the Company and its Subsidiaries, or (f) limited to aspects of corporate existence and organization, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the organizational documents of the Company or any Subsidiary or any Contract to which the Company or any Subsidiary are bound or affected, or any law, statute, rule or regulation to which the Company or any Subsidiary are subject or any judgment, order or decree to which the Company or any Subsidiary are subject.

6.7 Financial Statements  The Sellers have furnished Buyers with copies of (i) the “Closing Financial Statements” and (ii) the “Latest Financial Statements”. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) (i) have been prepared to be accurate and complete in all Material respects; (ii) have been prepared to be consistent with the Company’s books and records (which, in turn, are accurate and complete in all Material respects); (iii) have been prepared to present fairly in all Material respects the Company’s financial condition and results of operations as of the times and for the periods referred to therein; and (iv) have been prepared in accordance with Austrian GAAP consistently applied (The Latest Financial Statements were also prepared in accordance with US GAAP for purposes of information only.  Nothing contained herein or therein shall be construed as a warranty of any of the foregoing under US GAAP).

6.8 Absence of Undisclosed Liabilities  All Liabilities of the Company, to the extent that such Liabilities must be reflected on the Closing Financial Statements under Austrian law and Austrian GAAP, are reflected on the Closing Financial Statements and the Company has no additional Material current Liabilities other than the current Liabilities which have arisen after the date of the Closing Financial Statements in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a Material liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability)and the Company has those additional Liabilities disclosed on Schedule  6.8; provided, however, that no liabilities or Indebtedness of the Company at the Closing Date shall include any Intercompany Liabilities or any amounts or obligations owed or due Clarence Rudd. Notwithstanding the foregoing, Buyers shall be solely responsible for the payment of any Distributor Termination Fees (irrespective of whether or not such fees become due and owing as a result of termination decisions made by Buyers). . The Company’s reserves for severance payments (“Abfertigung”) were calculated and funded in accordance with Austrian laws; any additional warranty or liability of the Sellers with respect to such severance payments is excluded.

6.9 Absence of Certain Developments  Except as set forth on Schedule 6.9 and except as expressly contemplated by this Agreement, since December 31, 2003, neither the Company nor any of their Subsidiaries, other than in the Ordinary Course of Business:

(a) suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of €25,000, to its assets, with the exclusion of damages  covered by insurance, or suffered any substantial destruction of the Company’s books and records;

(b) redeemed or repurchased, directly or indirectly, any interest in the Company or declared, set aside, paid or resolved to pay any withdrawal (“Entnahme”) or any dividend with respect to the Company, or any distributions or made any other dividends (whether in cash or in kind) with respect to any shares of capital stock or other equity security of the Company, no matter for which period and for the avoidance of doubt also covering the period prior to the transformation of CARD into a limited partnership; for the avoidance of doubt, any of these acts shall under no circumstances be considered to be in the Ordinary Course of Business;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into any interest in the Company or other equity securities, or warrants, options or other rights to acquire any interest in the Company;

(d) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except current Liabilities incurred in the Ordinary Course of Business;

(e) discharged or satisfied any Lien or paid any Liability (other than current Liabilities paid in the Ordinary Course of Business or other than Intercompany Liabilities) or prepaid any amount of Indebtedness;

(f) subjected any portion of their properties or assets to any Lien;

(g) sold, leased, licensed, assigned or transferred (including, without limitation, transfers to Sellers or any Insider) a portion of its tangible (corporeal) or intangible (incorporeal) assets (including, without limitation, any Company Proprietary Rights), except for sales of inventory (or replacement of fixed assets with a value of less than EUR 10,000) in the Ordinary Course of Business, or canceled without fair consideration any debts or claims (of more than EUR 10,000) owing to or held by them, or disclosed any confidential information (other than pursuant to agreements requiring the party to whom the disclosure is made to maintain the confidentiality of and preserving all rights of the Company and its Subsidiaries in such confidential information);

(h) suffered any Material extraordinary losses or waived any rights of Material value, unless in the Ordinary Course of Business;

(i) entered into, amended in a Material respect, or terminated any Material Contract or taken any other Material action or entered into any other Material transaction other than in the Ordinary Course of Business;

(j) entered into any other Material transaction or Materially changed any business practice;

(k) made or granted or promised any bonus or any wage, salary or compensation increase (other than the required increases (none of which are Material) under the collective bargaining agreement for white collar trade employees) in excess of EUR 5.000 per year to any director, officer, employee or sales representative, group of employees or consultant or made or granted or promised any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(l) made any other change in employment terms for any of their directors, officers, and employees outside the Ordinary Course of Business or entered into any transaction with any Insider, or except as specifically contemplated by this Agreement, entered into any Contract, agreement or transaction, other than in the Ordinary Course of Business and at arm’s length, with Persons who are Affiliates or Insiders;

(m) incurred Intercompany Liabilities or conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable); all Intercompany Liabilities were cleared as per April 30, 2004 and no Material Intercompany Liabilities were incurred since then;

(n) made any Material capital expenditure;

(o) made any loans or advances to, or guarantees for the benefit of, any Persons (other than (a) guarantees to customers in the Ordinary Course of Business and consistent with the policies and practices disclosed to Buyers or SMI and (b) a loan of EUR 3.000 granted to one employee of the Company);

(p) made any charitable contributions, pledges, or paid any association fees or dues in excess of EUR 25,000;

(q) changed or authorized any change in its organizational documents other than CARD’s transformation into a limited partnership as per December 31, 2003;

(r) materially delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued Liabilities and other Liabilities;

(s) instituted any court proceeding or settled any claim pending in court or lawsuit involving equitable or injunctive relief or involving more than EUR 10,000 in the aggregate;

(t) granted any performance guarantees to their customers other than in the Ordinary Course of Business and consistent with the policies and practices within the Knowledge of Buyers or SMI;

(u) acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or stock or acquired any other Material assets, with the exception of the transformation of CARD into a limited partnership;

(v) engaged in any transaction with Sellers or its Affiliates other than on arm’s-length terms;

(w) lost, had suspended, conditioned or revoked any License; or

(x) committed or agreed to any of the foregoing.

6.10 Title to Properties; Sufficiency of Assets

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The real property leases and subleases described on Schedule 6.10(b) are valid, binding, enforceable and in full force and effect and have not been modified (except within the Knowledge of Buyers), and the Company or a Subsidiary holds valid and existing rights and interests as lessee under such leases or subleases for the term set forth on Schedule 6.10(b).  The leases and subleases described on Schedule 6.10(b) (the “Leased Properties”) constitute all of the leases and subleases under which the Company or any Subsidiary hold rights and interests as lessee in real property.  The Sellers have delivered to Buyers and Buyers have Knowledge of complete and accurate copies of each of the leases or subleases described on Schedule 6.10(b).  The Leased Properties constitute all of the real property used or occupied by the Company and its Subsidiaries.  With respect to each lease and sublease listed on Schedule 6.10(b):

(i) the lease or sublease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing (with the exception of landlords’ potential rights to increase the rent following a change of ownership, as provided in § 12a of the Austrian Rental Act or similar provisions of laws other than Austrian laws);

(ii) neither the Company (nor any of its Subsidiaries) nor any other party to the lease or sublease is in Material breach or Material default, and no event has occurred which, with notice or lapse of time, would constitute such a Material breach or default or permit termination, modification or acceleration under the lease or sublease;

(iii) no party to the lease or sublease has repudiated any provision thereof and there are no disputes, Material oral agreements or forbearance programs in effect as to the lease or sublease;

(iv) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, hypothecated, deeded in trust or encumbered any of its rights and interests in the leases or subleases;

(v) such leases or subleases do not prohibit the transactions contemplated hereunder and under the other Transaction Documents.

(c) Except as set forth on Schedule 6.10(c), the Company and its Subsidiaries own good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets which are shown on the Latest Financial Statements or acquired thereafter by them.

(d) The personal properties, vehicles and other tangible (corporeal) assets of the Company owned by the Company are operated in conformity with all Material applicable laws and regulations,  are in the condition and repair which is in line with the value attributed to these assets in the Latest Financial Statements, reasonable wear and tear excepted.  The Company or a Subsidiary own or lease under valid leases all Material buildings, machinery, equipment and other Material tangible assets necessary for the conduct of their business.

(e) The assets and properties (whether real (immoveable) or personal (moveable), tangible (corporeal) or intangible (incorporeal)), including but not limited to, Proprietary Rights owned or leased by the Company or a Subsidiary constitute all of the assets and properties used for the unimpaired operation of the business presently conducted by the Company.

6.11        Accounts Receivable  Except as set forth on Schedule 6.11, all of the notes and accounts receivable of the Company and its Subsidiaries reflected on the Closing Financial Statements are good, valid and fully collectible receivables (subject to no counterclaims or offset) and shall be collected (net of the allowance for doubtful accounts recorded on the applicable Closing Financial Statements) within 2004 at the aggregate amount recorded therefore on the Latest Financial Statements.  There are no individual accounts receivable which are over EUR 10,000 and 60 days past due, except as set forth on Schedule 6.11.  As of the Closing Date, no Person shall have any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables. However, there are commissions and compensations payable to the inventors, as disclosed on Schedule 6.21 and Schedule 6.14(c).

6.12        Taxes  (i) all Tax Returns which are required to be filed with respect to the Company and its Subsidiaries have been timely filed or shall be timely filed on or before the Closing Date, and all such Tax Returns are true, complete and accurate, and complete and correct copies of all such returns and other documents filed in respect of the three fiscal years of the Company and its Subsidiaries ending prior to the date hereof have been provided to Buyers; as for the Corporate Tax Returns required to be filed by the Company and its Subsidiaries under the applicable law for fiscal year 2003 (and for the New Zealand Subsidiary, for the FY ending March 31, 2004), the Sellers undertake to and Buyers agree that the Sellers will prepare and file the Tax Returns of the Company by June 30, 2004 at the latest and the Tax Returns of the Subsidiaries no later than September 30, 2004, if such filing deadline, as regards the Subsidiaries, is feasible under applicable law but no later than the earliest point of time when such Tax Returns can be filed under applicable law.

(ii) all Taxes due and payable or required to be collected or remitted by or on behalf of the Company and its Subsidiaries on or before the Closing Date, whether or not shown on a Tax Return, have been paid, collected or remitted or shall be paid, collected or remitted by the Company and its Subsidiaries or Sellers on or before the Closing Date in an amount pursuant to and in line with Austrian tax law or – as the case may be – foreign tax law - and all Taxes incurred prior to the Closing Date, but not due and payable prior to or on the Closing Date have been determined pursuant to and in line with Austrian tax law or – as the case may be – foreign tax law and accrued but not yet due are shown on the Closing Financial Statements  and no Taxes are delinquent;

(iii) with respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes have been incurred but are not yet due and payable, the Company and its Subsidiaries have incurred Liabilities for Taxes only in the Ordinary Course of Business and in a manner consistent with prior periods; it being understood that such Liabilities for Taxes incurred in prior years were incurred based upon an accurate, diligent and lawful application of the applicable tax law and recognition and determination of the relevant tax base on which such taxes were levied, provided that any tax consequence out of or in connection with the transformation of CARD into a limited partnership shall be for the account of the Buyers;

(iv) with respect to any period before the Closing Date including but not limited to periods for which Tax Returns have or have not yet been required to be filed or for which Taxes have been due and payable or have been incurred but are not yet due and payable including but not limited to the period January 1, 2004 through the Closing Date the Company and its Subsidiaries (i) have accurately and diligently recorded all of their business transactions in their books thereby duly considering Austrian GAAP and – as the case may be – foreign GAAP and (ii) have fully complied with Austrian tax law and - as the case may be - foreign tax law and (iii) have paid or accrued for any Austrian or foreign tax for which the Company and its Subsidiaries can be held liable pursuant to Austrian and – as the case may be — foreign tax law;

(v) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company and its Subsidiaries and the Company and its Subsidiaries do not reasonably expect that any such assertion or assessment of Tax liability will be made,

(vi) Austrian corporate income tax assessments have been issued to the Company covering all past periods up to and including the fiscal year ended December 31, 2002,

(vii) the Company and its Subsidiaries have withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld therefrom and has remitted such Taxes to the proper Tax or other governmental authorities within the time required under applicable law,

(viii) there is no investigation, action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company and its Subsidiaries regarding Taxes and, to the Knowledge of Sellers, no investigation, action, suit, proceeding or audit has been threatened against or with respect to the Company and its Subsidiaries regarding Taxes,

(ix) the Company and its Subsidiaries have not consented to extend or otherwise waive the time in which any Tax may be assessed or collected by any taxing authority,

(x) the Company and its Subsidiaries have not been a member of an affiliated group for tax purposes,

(xi) no pending claim has been made by a taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company and its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction,

(xii), deleted

(xiii) the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid before Closing, in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party,

(xiv) deleted

(xv) the Company and its Subsidiaries have not made any agreement with any taxing authority adversely affecting the treatment of Taxes of the Company and its Subsidiaries,

(xvi) the Company and its Subsidiaries will not be required (A) as a result of a change made by the Company or its Subsidiaries prior to the Closing in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (B) as a result of a tax ruling or similar agreement reached prior to Closing with a competent tax office of the Company or its Subsidiaries to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date and

(xvii) for  the period prior to Closing the Company and its Subsidiaries have collected from each receipt from any of the past and present customers (or other persons paying amounts to the Company and its Subsidiaries) the amount of all Taxes (including VAT) required to be collected and have remitted such Taxes when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amount to the proper receiving authorities; the Company and its Subsidiaries have accurately calculated any deducted input VAT and fulfilled all legal prerequisites to claim such input VAT.

(xviii) Schedule 6.12  contains a list of states, provinces, territories and jurisdictions (whether foreign or domestic) in which the Company and its Subsidiaries have been  required to file Tax Returns prior to Closing.  The Company and its Subsidiaries have not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of  their share capital) which could have resulted in penalties under Austrian tax law (or comparable provisions under any applicable provincial statute).

(xix) The Company and its Subsidiaries have not acquired property from or rendered services to, or disposed of property or provided services to a Person with whom they do not deal at arm’s length for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of all applicable tax laws.  There are no contingent Liabilities or any grounds that could prompt an assessment or reassessment of Taxes, including, but without limitation, aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of Tax Returns.

(xx) Taxes incurred by SHFMMS and/or SHFM as partners of the Company for periods (or portions thereof) starting as from the date of Closing due to the fact that the Company, prior to Closing, has been found to have violated applicable Austrian or applicable foreign tax law with respect to any tax wise relevant business transaction effected in a period (or portions thereof) prior to Closing shall be borne by Sellers.

(xxi) In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts (the latter including but not limited to Corporate Income Tax (“Körperschaftsteuer”), VAT (“Umsatzsteuer”), Insurance Tax (“Versicherungsteuer”), Fire Brigade Tax (“Feuerschutzsteuer”), Energy Tax (“Energieabgaben”), Wage Tax (“Lohnsteuer”), Social Insurance (“Sozialversicherungsabgaben”), Contribution to the Family Burden Equalization Fund (“Dienstgeberbeitrag zum Familienlastenausgleich”) and Surcharge thereon (“DZ”) Municipal Wage Tax (“Kommunalsteuer”)), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

Nothwithstanding anything to the contrary contained herein, it is expressly agreed by Buyers and Sellers that:

(a) neither Party nor any of their Affiliates has, at Closing, any Knowledge of any breach or untruth of any representation or warranty or any obligation contained in Section 6.12, and

(b) no breach or untruth of any representation or warranty or any obligation contained in Section 6.12 is disclosed or contained on any Schedule, Exhibit or disclosure bundle or on any document, information or material that is disclosed on or in the Schedules.

6.13        Contracts and Commitments

(a)           Except as specifically contemplated by this Agreement and except as set forth on Schedule 6.13, to the Knowledge of Sellers, neither the Company nor any Subsidiary is a party to or bound by any written:

(i)            Collective bargaining agreement, works council agreement or Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

(ii)           Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or any notice, severance or change-of-control agreements;

(iii)          Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of their assets;

(iv)          Contracts with respect to the lending or investing of funds;

(v)           Contracts (in particular licensing rights) relating to the Company Proprietary Rights by the Company or any Subsidiary to any Person or by any Person to the Companies or any Subsidiary, or Contracts affecting the Company’s or any Subsidiary’s ability to use or disclose any Proprietary Rights;

(vi)          guaranty, surety or letter of comfort with regard to any obligation, other than endorsements made for collection;

(vii)         Contract under which any of the Company or its Subsidiaries is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of EUR 50,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii)        Contract or group of related Contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year (except if such Contracts do not involve a sum in excess of EUR 50,000 annually) or involves a sum in excess of EUR 50,000;

(ix)           Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by the Company or its Subsidiaries, as the case may be, on 90 days or less notice without penalties or involving more than EUR 50,000;

(x)            Contract relating to the distribution, marketing or sales of its products (on a regular basis, such as agency contracts);

(xi)           Contracts pursuant to which the Company or its Subsidiaries subcontract work to third parties, involving more than EUR 50,000;

(xii)          formal power of attorney;

(xiii)         warranty Contract with respect to their services rendered or their products sold, leased or licensed which contains terms and conditions that differ in any Material respect from the standard warranty terms and conditions of the Company and its Subsidiaries;

(xiv)        Contract relating to the acquisition or sale of its business (or any Material portion thereof); or

(b) Except as disclosed on Schedule 6.13, to the Knowledge of Sellers (i) no Contract required to be disclosed on Schedule 6.13 has been breached in a Material respect or canceled by the other party, and Sellers have no Knowledge of any anticipated breach by any other party to any Contract set forth on Schedule 6.13, (ii) since December 31, 2003, no Material customer or supplier has indicated in writing to the Sellers that it shall stop or materially decrease the rate of business done with the Company or a Subsidiary or that it desires to renegotiate its Contract with the Company or its Subsidiaries in a Material aspect and with materially detrimental consequences for the Company, (iii) the Company and its Subsidiaries have performed all the Material obligations required to be performed by it in connection with the Material Contracts required to be disclosed on Schedule 6.13 and are not in Material default under or in Material breach of any Material Contract required to be disclosed on the Schedule 6.13, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iv)  deleted (vi) each Material Contract is legal, valid, binding, enforceable and in full force and effect, with the exception of any terms and clauses which may not be valid or enforceable under applicable laws, and will continue as such following the consummation of the transactions contemplated hereby, (vii)  deleted (viii)  neither the Company nor any Subsidiary are a party to any Contract requiring it to purchase goods or services or lease property above or below, as the case may be, prevailing market rates and prices or to sell goods or services below prevailing market rates or below the cost of such goods of services to the Company or such Subsidiaries, and (ix) with regard to any commercial agency agreement and distribution agreement of the Company and its Subsidiaries statutory entitlement for a compensation fee (“Ausgleichsanspruch”) or similar entitlement exist in case of termination of such agreement, and it is explicitly agreed that these will be for the account of the Buyers.

(c) Schedule 6.13 lists the ten largest customers of the Company during the 12-month period ended December 31, 2003.

(d) The Sellers have provided Buyers with a true and correct copy of all written Material Contracts which are required to be disclosed on Schedule 6.13, in each case together with all Material amendments, waivers or other changes thereto (all of which are disclosed on Schedule 6.13).

(e) To the Knowledge of the Sellers, no Material Contract contains a change of control provision, the implementation of which would have a Material Adverse Effect unless disclosed in Schedules to this Agreement.

6.14 Proprietary Rights

(a)           To the Knowledge of the Sellers, Schedule 6.14(a) sets forth a complete and correct list of all of the following that are owned by the Company or any Subsidiary: (i) Material patents and utility models and pending patent and utility model applications; (ii) Material registered trademarks and Material registered service marks, corporate names and Internet domain names. Sellers have delivered to Buyers correct and complete lists of all such Material Proprietary Rights, as listed on Schedule 6.14(a).

(b)         To the Knowledge of Sellers (i) the Company or its Subsidiaries own and possess all right, title and interest in and to any of the Proprietary Rights set forth on Schedule 6.14(a), and (ii) the Company or its Subsidiaries have valid and enforceable licenses to use the Proprietary Rights listed on Schedule 6.14(b), pursuant to a written license agreement (for the time, terms and scope described in the respective license agreements) as disclosed in Schedule 6.14(b).

The Material Proprietary Rights listed on Schedule 6.14(a) and 6.14(b) are herein referred to as the “Company Proprietary Rights”.

(c)          To the Knowledge of Sellers, except as set forth on Schedule 6.14(c),

a.               other than the proceedings between SMI and its Affiliates on the one hand and CASAG and its Affiliates on the other hand no action, suit, proceeding, injunction, judgment, hearing or investigation is pending, and Sellers have no Knowledge of any filed claims, that challenge the legality or validity of the Company Proprietary Rights, and which, if successfully pursued against the Company, would affect the validity and enforceability of the Company’s Proprietary Rights.;

b.              there are no claims by third Persons that the Company’s or its Subsidiaries’ products or Company Proprietary Rights, as they are developed or manufactured as of the Closing, infringe or violate any patent, intellectual property or other Proprietary Right of any such third Person.

c.               other than the  claims of Blaha and Krenn, no present or former employee of the Company or the Sellers has made or is making any claim of ownership, in any Company Proprietary Right.

No other representation or warranty is given, and all liability regarding the validity and enforceability of the Company Proprietary Rights is excluded.

6.15 Supplemental Intellectual Property Issues.

Digital, Techno-Consult and Lumitech.  Neither Digital-Elektronik Gesellschaft mit beschränkter Haftung, Gartenau-St Leonhard, Austria , Techno-Consult nor Lumitech Holding GmbH, Jennersdorf, nor any of their employees, have ever asserted or claimed and are not now asserting or claiming any ownership or other interest in any of the Company Proprietary Rights to the products.

6.16        Deleted

6.17 Inventory  The inventory of the Company and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Latest Financial Statements (or in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

6.18 Litigation; Proceedings  To the Knowledge of Sellers, except as set forth on Schedule 6.18 , there are no actions, suits, proceedings (including but not limited to administrative proceedings), orders, judgments, decrees or investigations pending or, to the Sellers’ Knowledge, threatened against or affecting the Company or any Subsidiary, at law or in equity, or before or by any Austrian or other federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and to the Knowledge of Sellers and the Company and any Subsidiary there is no basis known for any of the foregoing.    Neither the Company nor any Subsidiary are subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, provincial, state, local or foreign jurisdiction or any arbitrator.

6.19 Brokerage (Companies)  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement payable by or on behalf of the Company and its Subsidiaries.

6.20 Governmental Licenses and Permits  Schedule 6.20 contains to the Knowledge of Sellers a complete listing and summary description of all Material permits, licenses, certificates, approvals, certificates of authorization, registrations and other authorizations of Austrian and other federal, provincial, state and local governments, administrations or departments or other similar rights, including, without limitation, any of the foregoing issued by any gaming entity, commission, agency or authority, or any authority that regulates the foregoing, and whether related to CARD or a Subsidiary or any product of CARD or a Subsidiary (collectively, the “Licenses”) owned or possessed by CARD or a Subsidiary or used by CARD or a Subsidiary in the conduct of their business.  Except as indicated on Schedule  6.20 the Company, before the transformation, or a Subsidiary owned or possessed all right, title and interest in and to all Licenses which were necessary to conduct their business as presently conducted  and it shall be the Buyers’ obligation to  maintain all such Licenses and to have them transferred to CARD

(after the transformation and after the change of Company’s shareholders).  CARD and its Subsidiaries were in compliance with the terms and conditions of such Licenses.  Until the transformation, no loss or expiration of any License was pending , to Sellers’ and the Company’s Knowledge, or threatened or reasonably foreseeable (excluding, however, as a result of the transformation and of the transactions contemplated hereby although, after such transformation, the Company has not received any notice and has no Knowledge that any License is or has been suspended), other than expiration in accordance with the terms thereof, which terms may or may not expire as a result of the consummation of the transactions contemplated hereby (which shall be the risk of the Buyers).  Neither the Company nor any Subsidiary has ever had a License conditioned, suspended or revoked.

6.21 Employees  Except as set forth on Schedule  6.21, to the Knowledge of Sellers and the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company or any of its Subsidiaries as a cause of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement (“Kollektivvertrag” - except re the Company for the collective bargaining agreement for the white collar trade employees – “Kollektivvertrag der Handelsangestellten”) or any works council agreement (“Betriebsvereinbarung”), nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. In the business of the Company no labor practice (“betriebliche Übung”) exist which have a Material adverse effect on the business of the Company. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice.  The Company does not have a works council (“Betriebsrat”). The works council of CASAG is not competent to represent any of the employees of the Company and has never acted on behalf of the Company’s employees. The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay obligations, human rights, occupational health and safety, equal opportunity and the payment of social security and other Taxes.  Schedule 6.21 sets forth the names, present annual or, as the case may be, hourly rate of compensation (including base salary, bonuses and commissions) and all other Material employment arrangements like any royalty arrangements, fringe benefits, the date of the start of employment and any other (potential) entitlements of the employee like severance payment entitlements (“Abfertigung”), if any, of all persons employed by the Company and its Subsidiaries (including independent contractors) and their job descriptions. Except as set forth on Schedule 6.21, any employees who have been previously employed by CASAG but who provided services to the Company (i) are not entitled to any severance payment, (ii) any pension entitlements accrued until Closing have been fully settled and have been paid in by CASAG into the pension fund of ÖPAG Pensionskassen AG, Vienna and (iii) therefore no claims of employees arising out of or in connection with pension entitlements accrued until Closing exist. For all other employees only severance payments as set out in Schedule 6.21 exist and the aggregate maximum exposure of the Company to accrued pension entitlements as of the Closing Date amounts to EUR 10,000. The Company and its Subsidiaries are not, and, to the Knowledge of Sellers and the Company, none of the employees of the Company or its Subsidiaries are, subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract , in each case relating to, affecting or in conflict with the present or proposed business activities of the Company and its Subsidiaries (other than such Contracts with and in favor of the Company).  Except as set forth on Schedule 6.21, the Company and its Subsidiaries are not party to any employment agreement and there is no agreement for the employment of any other person. Any employment of persons set forth on Schedule 6.21 who have been previously employed by CASAG but who provided services to the Company does not trigger a transfer of employment relationships of employees of CASAG who are not listed on Schedule 6.21.  Except as set forth on Schedule 6.21 to the Knowledge of Seller, the Company and its Subsidiaries are not subject to any claim for wrongful dismissal, constructive dismissal or any other claim or complaint, actual or threatened, or any litigation, actual or threatened, relating to employment, discrimination or termination of employment of any employee or former employee of the Company or a Subsidiary.

6.22 Employee Benefit Plans   (a) Except as provided by compulsory law or as set forth on Schedule  6.22 (which also contains a list of all entitled employees setting out their respective individual pension entitlements and payments to be made by the Company and its Subsidiaries) the Company and its Subsidiaries neither maintain nor ever have maintained, contribute to nor have ever contributed to, have nor ever have had any obligation to contribute to, nor have nor ever have had any liability or potential liability with respect to any (i) funded or unfunded, registered or unregistered, pension, retirement, superannuation or other employee pension benefit plans or retirement income arrangements (whether or not terminated) (“Employee Pension Plans”); (ii) ongoing or terminated funded or unfunded hospitalization, medical, dental, vision care, health, life, disability, accident or other employee welfare benefit plans (“Employee Welfare Plans”); or (iii) plan, policy, program or arrangement (whether individual or collective, whether or not terminated) which provides deferred compensation benefits, stock purchase, stock option, bonus benefits or compensation, incentive benefits or compensation, severance or salary continuation benefits or compensation, “change of control” benefits or compensation or any program, plan, policy or arrangement which provides any vacation, tuition reimbursement, car allowance, service awards or other fringe benefits (“Other Plans”).  The Company and its Subsidiaries do not participate in or contribute to and has never participated in or contributed to any multiemployer plan (“Multiemployer Plan”), nor do the Company and its Subsidiaries have any other liability, including, without limitation, any potential withdrawal liability, with respect to any Multiemployer Plan, and the Company and its Subsidiaries have not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan.  Except as set forth on Schedule 6.22, the Company and its Subsidiaries do not maintain or have any obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries.  (Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan and any Multiemployer Plan shall be referred to herein collectively as the “Plans”).

(b) All Plans (and related trusts and insurance contracts) comply in form and in operation in all material respects with the requirements of applicable law.  All required reports and descriptions with respect to the Plans for which the Companies are responsible have been properly and timely filed with the appropriate government agency, if any, and distributed to participants as required.

(c) The Company and its Subsidiaries have not incurred any Liability to any governmental agency, any Multiemployer Plan or any other Person with respect to any Plan currently or previously maintained by the Company and its Subsidiaries that has not been satisfied in full, and no condition exists that presents a risk to the Company or any Subsidiary of incurring such a liability.

(d) With respect to each Plan, all contributions which are required to be paid by the Company and its Subsidiaries under the terms of the applicable Plan or bylaws have been made (including all employer contributions and employee salary reduction contributions), all contributions for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been made or accrued in accordance with Austrian GAAP and appear on the Closing Statement.  The Sellers do not have any liability (other than Liabilities accruing after the Closing Date) with respect to any of the Plans.

(e)           With respect to each of the Plans listed on Schedule  6.22, Sellers have furnished to Buyers true and complete copies of the respective (i) plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (iii) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements.

6.23 Environmental, Health, and Safety Matters  (a) The Company, each of its Subsidiaries, and their respective predecessors and Affiliates have complied and are in compliance with all Material Environmental, Health, and Safety Requirements.

 (b) Without limiting the generality of the foregoing, the Company, each of its Subsidiaries, and their respective Affiliates have obtained and complied with, and are in compliance with, all material obligations under permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business; a list of all such permits, licenses and other authorizations is set forth on Schedule 6.23.

 (c) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

 (d) None of the following exists at any property or facility owned or operated by the Company or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

 (e) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the applicable Environmental, Health, and Safety Requirements.

(f)            To the Sellers’ Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(g)           Neither the Company, nor any of its Subsidiaries, nor any of their respective predecessors or Affiliates have, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements, and neither the Seller nor the Company have received an unfulfilled assessment of correction (“behördliche Auflage”) by any public authority.

(h)           To the Knowledge of Sellers, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, its Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

6.24 Insurance  Schedule  6.24 lists and briefly describes each insurance policy maintained by or on behalf of the Company or its Subsidiaries with respect to their properties, assets and business, together with a claims history for the past five years.  It is expressly agreed that Buyers, within 30 days of the Closing,  will be exclusively responsible for securing appropriate insurance coverage after the Closing Date and the Sellers shall have no respective duties or liabilities.

6.25 Officers and Directors; Bank Accounts  Schedule  6.25 lists all officers and directors of the Company and its Subsidiaries, and all bank accounts, (designating each authorized signatory with respect thereto) and there are no safety deposit boxes and no lock boxes, for the Company and its Subsidiaries.

6.26 Affiliate Transactions  Except as disclosed on Schedule  6.26 no officer, director, employee, shareholder, or Affiliate of the Company or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company and its Subsidiaries or which is pertaining to the business of the Company and its Subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company and its Subsidiaries.  Schedule  6.26 hereto describes all intercompany or affiliated services provided to or on behalf of the Company or its Subsidiaries by Sellers or any of their Affiliates and to or on behalf of Sellers and such Affiliates by the Company or its Subsidiaries and all intercompany transactions or Contracts among the Company or its Subsidiaries and Sellers or their Affiliates (including, in each case, the costs charged to the Company or its Subsidiaries) and all intercompany transactions or Contracts among the Company and any Subsidiary. Unless disclosed to the Buyers or SMI, all such intercompany transactions shall comply with arm’s length principles and except as disclosed on Schedule  6.26 or as reflected in the Closing Financial Statements, no claims of Sellers and any of their Affiliates exist against the Company and its Subsidiaries.

6.27 Compliance with Laws  To the Sellers’ Knowledge, the Company, its Subsidiaries and their respective officers and directors, when acting on behalf of the Company or its Subsidiaries have complied with all Material applicable laws, regulations and ordinances of Austrian or other federal, provincial, state and local governments and all agencies thereof which are applicable to the business, business practices (including, but not limited to, their marketing, sales and distribution of their products and services) or any owned or leased properties of the Company or any Subsidiary or to which the Company or any Subsidiary may be subject, and no claims have been filed against the Company or any Subsidiary alleging a violation of any such laws or regulations, and the Company and its Subsidiaries have not received notice of any such violations.

6.28 Powers of Attorney; Guarantees  Except as set forth on Schedule 6.28 , there are no outstanding formal powers of attorney executed on behalf of the Company or any Subsidiary.  Neither the Company nor any Subsidiary are a guarantor or otherwise liable for any indebtedness of any other person, firm or corporation other than endorsements for collection in the Ordinary Course of Business.

6.29 Product Warranties  To the Knowledge of Sellers, the Company and its Subsidiaries have not made any warranties with respect to the products or services manufactured, rendered and/or sold by them which contain terms and conditions that differ in any Material respect from those warranties usual in the trade or expressly made in the respective contracts or in the literature accompanying such products;  copies of sample documents, which the Company prefers to use but which are not always accepted by customers, are attached hereto as Schedule 6.29.

6.30 Product Liability  To the Knowledge of Sellers, neither the Company nor any of its Subsidiaries have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries, which would exceed the aggregate of the respective reserves being accrued for such purposes in the Company’s accounts and the insurance coverage which was in place until the Closing Date, if any.

6.31 International Trade Laws and Regulations  To the Knowledge of Sellers:

(a) The Company, its Subsidiaries have complied and are in compliance with all International Trade Laws and Regulations applicable to the Company and its Subsidiaries in connection with the conduct of the Company’s and its Subsidiaries’ business .

(b) Neither the Company nor the Subsidiaries are or have been the subject of any civil or criminal investigation, litigation, audit, penalty, proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, claim for additional customs duties or fees, denial orders, suspension of export privileges, governmental sanctions, or any other action, proceeding or claim, in each of the above cases, by any Austrian or other federal, state or local governmental agency involving or otherwise relating to any alleged or actual violation of International Trade Laws and Regulations or relating to any alleged or actual underpayment of customs duties, fees, taxes or other amounts owed pursuant to any International Trade Laws and Regulations, in each case in connection with the conduct of the Company’s and its Subsidiaries’  business, and, to the Knowledge of Sellers and the Company, there is no basis for any of the foregoing.

(c) Neither the Company nor its Subsidiaries have knowingly made or provided any Material false statement or Material omission to any agency of any federal, state or local government, purchaser of products or services, or foreign government or foreign agency, in connection with the importation of merchandise (including the valuation or classification of imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, or other statements or certificates concerning origin, quota or visa rights) or other approvals required by a foreign government or agency or any other requirement relating to any International Trade Laws and Regulations in connection with the conduct of the Company’s and its Subsidiaries’ business.

(d) Neither the Company nor the Subsidiaries have made any payment, offer, gift, promise to give, or authorized or otherwise participated in, assisted or facilitated any payment or gift that is prohibited by the United States Foreign Corrupt Practices Act or any similar Austrian or European Union law.

(e) Neither the Company nor its Subsidiaries have engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government or any agency of the Austrian government with similar authority or the European Union.

6.32 No Acceleration of Rights or Benefits  Neither the Companies nor any Subsidiary have made, nor is any such entity obligated to make, any payment to any Person in connection with the transactions contemplated by the Transaction Documents.  No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by the Transaction Documents.

6.33 Disclosure  Neither this Agreement, the other Transaction Documents nor any of the Schedules, attachments or Exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading, which has a Material Adverse Effect on the Company.  In the course of the due diligence process, Sellers have provided to the Buyers’ and SMI’s representatives all information relating to the Company and its Subsidiaries requested by them that would be Material to a purchaser of the Shares.  All such information is, to the Knowledge of Sellers in all material respects, true and correct and not misleading and no Material facts have been omitted therefrom that would make such information misleading.  There is no fact which has not been disclosed to Buyers or SMI of which Sellers have Knowledge which has a Material Adverse Effect.

6.34 Closing Date  All of the representations and warranties of Sellers contained in this Article VI and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered by the Company are true and correct in all material respects on the date of this Agreement which is also the Closing Date, unless explicitly otherwise stated herein or  in the Schedules or Annexes hereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS

Each Seller jointly and severally represents and warrants to Buyers that:

7.1 Authorization of Transactions  Sellers have full power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which Sellers are a party and to perform their obligations hereunder and thereunder. .  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Sellers are a party have been duly and validly authorized by all requisite corporate action on the part of Sellers and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement constitutes, and each of the other Transaction Documents to which Sellers are a party shall when executed constitute, a valid and binding obligation of Sellers, enforceable in accordance with their terms.

7.2 Absence of Conflicts  Neither the execution and delivery of this Agreement and the other Transaction Documents to which Sellers are a party, nor the consummation of the transactions contemplated hereby and thereby, nor the payment of any portion of the Purchase Price shall, with respect to the Sellers, (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon the Shares owned by Sellers, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental or regulatory body, the provisions of any License, indenture, mortgage, lease, loan agreement or other agreement or instrument to which Sellers are bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Sellers are subject.  No notice to, filing with or authorization, consent or approval of any government, regulatory or governmental agency by Sellers is necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Sellers are a party.

7.3 Governmental Authorities and Consents  Sellers are not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by them of this Agreement and the other Transaction Documents to which they are a party or the consummation of the transactions contemplated hereby or thereby.

7.4 Brokerage (Seller)  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers.

7.5 Shares  Sellers hold of record and owns legally and beneficially the Shares, and at the Closing, Sellers transfer to Buyers good and marketable title to the Shares, in each case free and clear of any Liens, restrictions on transfer, options, warrants, rights, calls, commitments, proxies or other contract rights.  Sellers are not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any interest in the Company (other than this Agreement).  Sellers are not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares (other than this Agreement).

7.6 Seller Assets  At Closing, Sellers do not or will not own or lease or possess any right, title or interest in any Material assets or properties (whether real (immoveable) or personal (moveable), tangible (corporeal) or intangible (incorporeal)), including but not limited to, Proprietary Rights, that are used in either the operation of the Company’s and its Subsidiaries’ business as presently conducted, or with respect to Company’s products in development or in existence. Except as set forth on Schedule 7.6, Sellers do not provide the Company or a Subsidiary of the Company any services, employees or independent contractors.

7.7 Litigation  There are no actions, suits, proceedings or orders pending or, to Sellers’ knowledge, threatened against or affecting Sellers at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Sellers’ performance under this Agreement and the other Transaction Documents to which Sellers are a party or the consummation of the transactions contemplated hereby or thereby.

7.8 Company Transactions  Sellers are not a party to or bound by any agreement with respect to a Company Transaction other than this Agreement, and Sellers have terminated all discussions with third parties (other than Buyer) regarding Company Transactions, if any.

7.9 Closing Date  All of the Sellers’ representations and warranties contained in this Article VII and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered by Sellers are true and correct in all Material respects on the date of this Agreement which is also the Closing Date.

7.10        Adherence to Securities Laws  At all times, Sellers and its Affiliates will adhere to all United States securities laws respecting the common stock (and any transfers thereof) of SMI transferred under this Agreement.

7.11        Accredited Investor  CASAG is an “accredited investor,” as defined in Regulation D, promulgated under the Securities Act.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each of the Buyers hereby jointly and severally represents and warrants to Sellers that:

8.1 Organization and Corporate Power  Each of the Buyers is a limited liability company, duly organized, validly existing and in good standing under the laws of Austria, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyers are a party and perform its obligations hereunder and thereunder.

8.2 Authorization of Transaction  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyers are a party have been duly and validly authorized by all requisite corporate action on the part of Buyers and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement constitutes, and each of the other Transaction Documents to which Buyers are a party shall when executed constitute, valid and binding obligations of Buyers, enforceable in accordance with their terms.

8.3 No Violation  Buyers are not subject to or obligated under their certificate of incorporation, their by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Transaction Documents to which they are a party.

8.4 Governmental Authorities and Consents  Except for any applicable gaming regulatory authorities, Buyers are not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which they are a party or the consummation of the transactions contemplated hereby or thereby.  .

8.5 Litigation  There are no actions, suits, proceedings or orders pending or, to Buyers’ knowledge, threatened against or affecting Buyers at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyers’ performance under this Agreement and the other Transaction Documents to which Buyers are a party or the consummation of the transactions contemplated hereby or thereby.

8.6 SEC Documents and Other Reports   SMI has timely filed with the Securities and Exchange Commission all documents required to be filed by it since January 1, 2001 under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”, and together with the Securities Act, the “SMI SEC Documents”).  As of their respective filing dates, the SMI SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the SMI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of Buyers, the financial statements of SMI included in the SMI SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with US GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of SMI and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).  Sellers acknowledge that they are voluntarily accepting the SMI Stock as part of the Purchase Price and without any reliance on any representations (whether by Buyers or any Affiliate of the Buyers, none of which has been made), about SMI or the value of the SMI Stock ,as may be contained in this Section 8.6 . The foregoing sentence shall not reduce or eliminate any indemnification obligations which may be applicable with respect to any other Section in this Article VIII.

8.7 SMI Stock  All of the SMI Stock is duly authorized and validly issued; provided that the Sellers have complied with the Sellers’ representations in Section 7.10 and 7.11, is transferred pursuant to a valid exemption from registration under the Securities Act, and is fully paid and non-assessable and free of preemptive or other similar  rights. There was no additional stock split or similar measure taken by SMI regarding the SMI shares, following the 3 for 2 stock split of SMI’s common stock which occurred on April 16, 2004. For the avoidance of doubt, notwithstanding the warranties given under this Article 8, no further warranties or representations are made regarding SMI, SMI’s business, or the SMI Stock.

8.8 Brokerage (Buyer)  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyers.

8.9 Taxes

It is hereby agreed that any Taxes incurred by CASAG and/or CAI as partners of the Company for periods (or portions thereof) prior to Closing due to the fact that the Company after Closing is found to have violated applicable Austrian tax law with respect to any tax wise relevant business transaction effected in a period (or portions thereof) after Closing shall be borne by Buyers.

8.10 Closing Date  All of the representations and warranties of Buyers contained in this Article VIII and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered by Buyers are true and correct in all material respects on the date of this Agreement which is also the Closing Date.

ARTICLE IX

GENERAL PROVISION REGARDING CLAIMS UNDER THIS AGREEMENT

9.1 Survival

(a) Survival of Representations, Warranties, Covenants and Agreements.  All representations, warranties, covenants and agreements set forth in this Agreement, the Transaction Documents or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date.

Notwithstanding the foregoing, Buyers shall not be entitled to recover for any Loss and Sellers shall not be entitled to recover for any Loss unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date, and, in addition, a request for arbitration is filed with the ICC and delivered to the other Party within six months from the Applicable Limitation Date.

For purposes of this Agreement, the term “Applicable Limitation Date” shall mean December 31, 2005; unless explicitly agreed otherwise hereinafter:

(i)            with respect to any Loss arising from a breach of the representations and warranties of the Sellers set forth in Section 7.6 (Seller Assets), the Applicable Limitation Date shall mean June 30, 2006;

(ii)           with respect to any Loss arising from a breach of the representations and warranties of the Buyers set forth in Section 8.7 (SMI Stock), the Applicable Limitation Date shall mean the sooner of May 12, 2009 or six months after the Sellers shall have sold all the SMI Stock;

(iii)          with respect to any Loss arising from a breach of the representations and warranties of the Sellers set forth in Section 6.12 (Taxes), the Applicable Limitation Date shall be six months after the final Tax assessment (which is not and cannot be subject to any review or amendment or reassessment whatsoever, and where there can not be any new or additional assessment) regarding the Company and its respective Subsidiary by the relevant tax authority in the respective jurisdiction with respect to the event which gave rise to such Loss is issued,

(iv)          with respect to any Loss arising from a breach of the representations and warranties of the Sellers set forth in Section 6.1 (Organization and Corporate Power), Section 6.2 (Authorization of Transactions) Section 6.4 (Transformation of CARD),  Section 7.1 (Authorization of Transaction), or Section 7.2 (Absence of Conflicts) there shall be no Applicable Limitation Date; and

(v)           with respect to any Loss arising from  a breach of the representations and warranties of Buyers set forth in Section 8.1(Organization and Corporate Power) or Section 8.2 (Authorization of Transaction) there shall be no Applicable Limitation Date.

(b) Special Rule For Fraud.  Notwithstanding anything in this Section 9.1 to the contrary, and subject to Section 9.3 below, in the event of any breach of a representation or warranty by a Party that constitutes actual fraud (“List” in the sense of Section 870 of the Austrian Civil Code), such representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.

9.2 Claims.

9.2.1        Buyers’ Claims.  Subject to the Provisions of Article IX, the Sellers shall jointly and severally indemnify the Buyers, SMI (which shall be entitled to demand payment of Claims on behalf of the Buyers) and permitted (see Clause 11.3) assigns (collectively, the “Buyers Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyers in respect of any loss, liability, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, reasonable interest, and, with respect to third person claims, attorneys fees, as provided in Section 9.4.3), (collectively, “Losses” and individually, a “Loss”) which any such Buyers Party suffers from:

(i)            the breach of any representation or warranty made by the Sellers contained in Sections VI and VII of this Agreement or any Exhibit or Schedule hereto or thereto; or

(ii)           the breach of any covenant or agreement made by the Sellers contained in this Agreement or any Exhibit or Schedule hereto or thereto;

unless, in each case,

(a) Buyers or SMI had Knowledge of such breach of representation or warranty at or prior to the Closing, and

(b) only if and unless stated otherwise herein to the extent that no sufficient reserves or provisions for such purposes were included in the Closing Financial Statements.

9.2.2 Sellers’ Claims.

Subject to the Provisions of Article IX, the Buyers shall jointly and severally indemnify the Sellers and permitted (see Clause 11.3) assigns (collectively, the “Sellers Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Sellers in respect of any Loss which any such Sellers Party suffers from:

(i)            the breach of any representation or warranty made by the Buyers contained in Sections VIII of this Agreement or any Exhibit or Schedule hereto or thereto; or

(i)           the breach of any covenant or agreement made by the Buyers contained in this Agreement or any Exhibit or Schedule hereto or thereto;

unless, in each case, Sellers had Knowledge of such breach of representation or warranty at or prior to the Closing.

9.3 Limitations on Claims.  The claims provided for in Sections 9.1 and 9.2 above are subject to the following limitations:

9.3.1 No Party will be liable hereunder with respect to claims referred to in Section 9.2 above unless the other Party gives prior written notice of a claim or a potential claim prior to the Applicable Limitation Date, so as to allow the other Party to minimize the Loss.

Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party (x) so delivers written notice of a claim and (y) files an arbitral action with the ICC with six months from the Applicable Limitation Date and (z) serves the request for arbitration on the other Parties within six months from the Applicable Limitation Date, the other Party shall be required to compensate as provided in and within the limitations of Article IX hereof, for all Losses and within the limitations so claimed by the Party requesting the indemnification.

9.3.2 The Sellers shall not be liable for any claim arising out of or in connection with this Agreement, including, without limitation, for any Loss arising under Clause 9.2.1 above, unless, except otherwise provided below, the amount of the Loss exceeds EUR 50,000 (fifty thousand Euros) individually (the “De Minimis”) or EUR 250,000 (two hundred and fifty thousand Euros) in the aggregate (the “Basket”), in which case the Sellers shall be liable for all such Losses (provided that the amount of these exceed EUR 50,000) the total of which exceed the Basket; further provided that once the Basket is achieved from all Losses (except De Minimis losses), there shall no longer be any De Minimis or Basket;

The Basket limitation and the De Minimis limitation shall not apply with respect to any Loss arising from a breach of the representations and warranties of the Sellers set forth in Section 6.1 (Organization), Section6.2 (Authorization of Transactions), Section 6.3 (Capitalization), Section 6.4 (Transformation of CARD), Section 6.12 (Taxes) and Sections 7.1 through 7.3 and Section 7.6.

The De Minimis amounts and the Basket amounts for each of Section 6.7 (Financial Statements) and Section 6.8 (Undisclosed Liabilities) shall be EUR 10,000 and EUR 100,000, respectively.

9.3.3 The Buyers shall not be liable for any claim arising out of or in connection with the Transaction Documents, including, without limitation, for any Loss arising under Clause 9.2.2 above, unless the amount of such Losses exceeds EUR 50,000 individually (the “De Minimis”) or EUR 250,000 in the aggregate (the “Basket”), in which case the Buyers shall be liable for all such Losses (provided that the amount of these exceed EUR 50,000) the total of which exceed the Basket; further provided that once the Basket is achieved from all Losses (except De Minimis losses), there shall no longer be any De Minimis or Basket;

The Basket limitation and the De Minimis limitation shall not apply with respect to any Loss arising from or related to a breach of the representations and warranties of the Buyers set forth in Section 8.2 (Authorization of Transaction) or Section 8.7 (SMI Shares);

9.3.4 The aggregate liability of each of the respective Sellers for all such Losses and for any and all claims out of or in connection with this Agreement shall not exceed 50% (fifty per cent) of the Limited KG Payment (Cash and Stock) in case of CASAG and of the Unlimited KG Payment in case of CAI, which, in each case, was  actually received by the respective Seller; however, there shall be no limit on the aggregate liability for a breach of Sellers’ representation under Section 6.1 (Organization), Section 6.2 (Authorization of Transactions), Section 6.3 (Capitalization), Section 6.4 (Transformation of CARD), Section 6.12 (Taxes) and Sections 7.1 through 7.3 and Section 7.6.

As a sub-threshold within such 50% threshold, in no event shall the aggregate liability of CASAG for all Losses arising out of or in connection with Proprietary Rights, including, without limitation, under Sections 6.14 and 6.15 hereof, exceed EUR 4,000.000 (four million Euros).

9.3.5 The Buyers’ aggregate liability for all such Losses and for any and all claims out of or in connection with this Agreement, other than the Purchase Price, shall not exceed EUR 4,000.000 (four million Euros); however, there shall be no limit for the aggregate liability of Buyers for a breach of Buyers’ representations under Section 8.2 (Authorization of Transaction), and there shall be a limit for the aggregate liability of Buyers in the amount of EUR 15,813,000 (fifteen million eight hundred thirteen thousand Euros) for a breach of Buyers representations under Section 8.7 (SMI Shares).

9.4 Procedure.

9.4.1 No Party shall raise a claim under this Agreement, unless such party (the “Compensated Party”) shall have promptly (no later than 10 business days) given written notice to the other Party(ies) (the “Compensating Party”) after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third person) or discovering the potential liability, obligation or facts giving rise to such potential claim for compensation, describing, if and as known, the claim, the amount thereof (if known and quantifiable) and the basis thereof; failure to so notify the Compensating Party within six weeks after the Compensated Party has obtained knowledge of the relevant circumstances shall relieve the Compensating Party of its Liabilities hereunder, to the extent that the Compensating Party is actually prejudiced.

9.4.2  Sellers shall, at their own expense, assume the defense of any such suit, action or proceeding, provided that (i) the Sellers’ counsel is reasonably acceptable to the Buyers, (ii) the Sellers shall thereafter consult with the Buyers upon the Buyers’ reasonable request for such consultation from time to time, and Buyers shall be entitled to participate at their own expense with respect to such suit, action or proceeding and (iii) the Sellers shall not, without the Buyers’ consent, agree to any settlement (provided that no Party shall be obligated to accept a settlement that contains an admission of fraud) provided that if Sellers would be prepared to accept a settlement and to pay out of the settlement for periods prior to Closing and Buyers refuse their consent to the settlement, Sellers shall, provided they first pay to Buyers the proposed settlement amount, be free of their respective payment obligation under the respective representation and warranty, and Buyers shall solely be responsible for the continuation and handling (including without limitation the ultimate payment of any such claim). If the ultimate resolution by the Buyers of said claim results in the Buyers paying less than the settlement amount previously paid by Sellers to Buyers, Buyers shall promptly refund the excess amount to Sellers, but only after deduction of 100% of any unreimbursed attorneys fees, expert fees and court fees.

Participation of the Compensating Party in the defense of any claim shall not be deemed an acknowledgement of any obligation to indemnify the Compensated Party, and shall not constitute a waiver of any defenses which the Compensating Party may have against any claim for indemnification raised by the Compensated Party.

9.4.3 Except as otherwise provided herein, 30% of all reasonable attorneys fees, expert fees and court costs of such defense against such claims shall be reimbursed by CASAG and 70% shall be borne by the Company or Buyers, as the case may be; provided, however, that with respect to the representations and warranties of the Sellers contained in Sections 6.2, 6.12, and 7.2 the Indemnifying Party (i.e., the Sellers) shall pay and be responsible for 100% of the attorneys fees, expert fees and court cost).

9.4.4 In proceedings between the Sellers and the Buyers or SMI, the arbitral tribunal shall decide of the allocation of the costs and fees among the parties to the dispute.

9.5 Offset.

Notwithstanding any other provision contained in this Agreement, any Loss which any of the Parties suffers, sustains or becomes subject to and with respect to which such Party is entitled to indemnification from the respective other Party pursuant to this Article IX may, at the option of such Party, be satisfied (to the extent of such offset) by setting off all or any portion of such Losses against any amounts which such Party owes to the respective other Party.

9.6 Payment of Claims by Sellers.

Sellers shall be entitled to fulfill any obligation under this Agreement to any of the Buyers or SMI by delivering to SMI such number of shares of SMI common stock valued at the average closing price of SMI’s common stock during the 10 (ten) trading days prior to the third New York business day prior to the due date of such payment (the “Compensation Price”).  The conversion rate for any Euro obligation thereunder shall be 1 Euro equals $1.2289. Thus, for example, if an obligation of 100 Euros shall be paid, the Sellers may deliver SMI Stock, based on the Compensation Price, with a value of $122.89.

The Parties agree that they will take all necessary and appropriate actions in order to avoid an unlawful repayment of equity and holding of parent shares.

9.7           No Rescission Rights or Similar Rights

9.7.1        The Buyers and the Sellers shall not be entitled to challenge, rescind or terminate this Agreement, in whole or in part, in particular based on any warranty claims and no Party shall be entitled to challenge, rescind or terminate this Agreement based on error, or for any similar reason.

9.7.2        No warranties are given other than those contained in Articles VI, VII and VIII, and these shall not constitute guaranties (i.e., no “echte oder unechte” “Garantien”). None of the representations and warranties given by the Sellers under this Agreement constitute and the Sellers do not make any representation, express or implied, with respect to the inherent value of the Company or the present or future performance for the Company or its Affiliates. None of the representations and warranties given by the Buyers under this Agreement constitute and neither Buyers nor its Affiliates make any representation, express or implied, with respect to the inherent value of the Buyers or SMI or the present or future performance of the Buyers or SMI.

9.7.3        The remedies agreed in Section 9.2 shall be the sole and exclusive remedies for a Party for or in connection with any of the matters described in and breaches of any of the representations and warranties made in Articles VI, VII and VIII. Without limiting the generality of the foregoing, under no circumstances shall any of the Parties be entitled to loss of earnings or profits, diminution in value, indirect or consequential losses, damages and costs, or punitive damages.

9.7.4        Deleted .

9.7.5        Section 924 of the Austrian General Civil Code shall not apply.

9.7.6        Disclosures made against one representation and warranty in this Agreement in any of the Schedules or Exhibits hereto or thereto shall be deemed made against all and any representations and warranties herein.

9.7.7        Facts which constitute violations of more than one representation or warranty given by Sellers or Buyers shall not result in a double counting of warranty claims. To the extent a violation of representations and warranties has Tax implications, the De Minimis and Basket for Tax representations and Warranties (i.e., zero and zero) shall always apply. In all other situations where more than one representation and warranty is violated by the same set of facts, the De Minimis and the Basket for such representation shall apply, which is the “lex specialis” (i.e., the more specific rule).

ARTICLE X
ADDITIONAL AGREEMENTS

10.1 General  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole, actual cost and out of pocket expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX).  The Sellers acknowledge and agree that from and after the Closing, the Company will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries.

10.2 Litigation Support  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article IX.

10.3 Tax Matters.

10.3.1 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement (for the avoidance of doubt, with the exclusion of Sellers’ income taxes, if any) shall be paid by Buyers when due, and Buyers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, Sellers shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

10.3.2 Cooperation on Tax Matters.  Buyers and Sellers shall cooperate fully and Sellers (for periods prior to Closing) and Buyers (for periods after the Closing) shall cause the Company and its Subsidiaries as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns and the taxwise handling of Tax issues relating to periods prior to Closing but affecting periods thereafter of the Company and its Subsidiaries and any audit, litigation or other proceeding with respect to Taxes of the Company and its Subsidiaries.  Such cooperation shall include the retention and (upon any such Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Sellers shall agree:

(i) to retain all of Seller’s books and records with respect to Tax matters and pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the period during which the relevant tax authority may assess or reassess elements relating to the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority;

(ii) to specifically assist and support Buyers as reasonably requested to fulfill Company’s obligation to prepare the Company’s Tax Return 2004 as required pursuant to sec 188 Federal Fiscal Code (Bundesabgabenordnung); this includes but is not limited to assistance and support to:

(a) accurately determine each of Seller’s and Buyer’s tax relevant profit share in the Company for Company’s Fiscal Year 2004 which profit shares shall be calculated based upon a tax relevant Closing Financial Statements and Closing Profit and Loss Account considering the Closing Date and

(b) to determine Seller’s tax relevant taxable capital gain achieved through the sale of KG Shares at closing; and

(c) to specifically assist and support Buyers as reasonably requested to determine Buyers’ tax wise cost of acquisition of each of the Company’s assets and liabilities acquired through the consummation of this Agreement, such assistance and support including but not limited to the provision of such information and data that allows the Buyer to exactly determine the assets and liabilities acquired at closing so that Buyer can accurately capitalize for tax purposes all of these assets and liabilities on a per item basis at closing.

10.3.3      Tax Audits.

At Sellers’ option and own expense Sellers are permitted to assume the conduct of any tax audit relating to the Company and/or its Subsidiaries insofar such tax audits cover the periods ending on or prior to December 31, 2003 (or in case of the New Zealand Subsidiary periods ending on or prior to March 31, 2004). If Sellers assume the conduct of any tax audit as mentioned in the presecing sentence, Sellers shall have the right to employ counsel separate from counsel employed by the Buyers in any such tax audit provided that (i) the Sellers’ counsel is reasonably acceptable to the Buyers, (ii) the Sellers shall thereafter consult with the Buyers upon the Buyers’ reasonable request for such consultation from time to time with respect to such tax audit and (iii) the Sellers shall not, without the Buyers’ consent, agree to any settlement with respect to any Tax.

In case the Sellers assume the conduct of any tax audit Buyers shall be entitled at their own expense to participate in any such tax audit, including but not limited to participation in any meeting with the tax auditors, up front coordination regarding any correspondence with the tax auditors and, as reasonably requested by Buyers, participation in any preparatory meeting by the Sellers to develop an appropriate tax audit strategy. For the purpose of the aforesaid Buyers shall be entitled to employ counsel, separate from the counsel employed by the Sellers.

10. 3.4 Tax Controversies.  Buyers shall give prompt notice to the Sellers of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to any Tax liability of the Company for which Sellers are responsible under Section 6.12 (by application of Section IX and shall give the Sellers such information with respect thereto as the Sellers may reasonably request.

At Sellers’ option and at their own expense Sellers shall be permitted to assume the defense of any such suit, action or proceeding, provided that (i) the Sellers’ counsel is reasonably acceptable to the Buyers, (ii) the Sellers shall thereafter consult with the Buyers upon the Buyers’ reasonable request for such consultation from time to time with respect to such suit, action or proceeding and (iii) Buyers shall always have the right to participate in the defense, and (iv) the Sellers shall not, without the Buyers’ consent, agree to any settlement with respect to any Tax.

If Sellers’ conduct the defense and propose a settlement which is acceptable by the competent tax office in charge of the proceeding and the Buyers fail to consent to such proposed settlement (but provided that no Party shall be obligated to accept a settlement that contains an admission of fraud), the Buyers’ claims for Indemnification against the Sellers shall be limited to the claims which the Buyers would have had, had the settlement been accepted by the Buyers, provided that Sellers first pay the Buyer the proposed settlement amount.

In the event that the Sellers do not assume the defense or, after having assumed the defense, fail to timely undertake the defense of any Tax claim under Section 6.12, then Buyers shall have the right to defend and settle any such Tax claim in their sole and reasonable discretion and Sellers shall be solely liable for any Tax assessed or settlement including without limitation reasonable attorneys fees, expert fees and court costs pursuant to Sellers indemnification obligation under section 9.2.1.

10.4        Press Releases and Announcements  At and prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company  shall be issued without the mutual approval of all Parties, except for any public disclosure which is required of a Party by law or regulation.  During the first sixteen days after the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company, shall be issued without Buyers’ prior written consent.

10.5        Further Transfers  Each Party shall do such additional acts, and shall execute and deliver such further documents and instruments of conveyance and transfer and take such additional action as the respective other Party may reasonably request to effect, consummate, confirm or evidence the transfer to the Buyers of the Shares and the payment to the Sellers of the Purchase Price and any other transactions contemplated or intended hereby.

10.6 Deleted

10.7 Expenses.  Except as otherwise provided herein, the Sellers and the Buyers shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; it being understood that the Company shall pay the fees, costs and expenses of the Company (including without limitation its legal and accounting fees, costs and expenses up to an amount of EUR 25,000 (twenty five thousand Euros) as well as any Taxes) and that the Company shall not pay any of Sellers’ fees, costs and expenses (including, without limitation, Sellers’ legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated hereby if the transactions are consummated.

10.8 Confidentiality.

10.8.1      Confidential Information.  Each Party shall treat and hold as confidential any information concerning the business and affairs of the other Party and its Subsidiaries that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement.  In the event that any Party or any Affiliate of any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such notifying Party shall notify the respective other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section

If, in the absence of a protective order or the receipt of a waiver hereunder, the notifying Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the notifying Party may disclose the Confidential Information to the respective court, authority, tribunal, etc; provided that such disclosing party shall use its best efforts to obtain, at the request of the respective other Party, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate. Notwithstanding the foregoing, any Party shall be entitled to disclose and confidential information, as required by applicable law, regulation or regulatory entity.

10.8.2      Non-disclosure.  The Parties shall keep confidential the subject matter described herein and the fact that negotiations were taking place until the content and timing of a public announcement are mutually agreed or until the Closing, whichever is earlier, and, in such case only pursuant to Section 10.8.2 except if otherwise required by applicable law, statute, regulation of regulatory entity.

10.9 Protection of Business  The Sellers shall not in any manner take any action which is designed or intended to have the effect of discouraging customers, suppliers, vendors, service providers, employees, lessors, licensors and other business relations from maintaining the same business relationships with the Company  after the date of this Agreement and after the Closing Date, provided that nothing contained herein shall be construed to restrain any of the Sellers in any way in the operation of its core business areas, including in particular the operation of casinos. This obligation shall terminate on March 31, 2009.

10.10 Covenant Not to Compete  For a period of five years from and after the Closing Date, neither Sellers nor its  subsidiaries will engage directly or indirectly in any area of the world in the business that the Buyers, the Companies or any of their Subsidiaries conduct as of the Closing Date, limited, however, to the design, manufacture, sale or leasing of automatic card shuffling machines or roulette chip sorting machines; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses, provided further that Sellers shall in no way be prevented from purchasing or leasing from any third person any product similar to those of the Company, for use in casinos co-owned or co-operated by Sellers.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.10 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

If, for any reason, Sellers breach the 5 years non-compete period, or if such period is shortened by any court or administrative ruling, then Sellers agree to return and refund to SMI or the Company (as the case may be) any refunds or rebates which any Seller or its Affiliates received as a result of any supply arrangement between Buyers and/or its Affiliates and Sellers and/or its Affiliates (i.e. any refunds or rebates).

10.11 Settlement of Mutual Claims

Any and all pending and non-pending claims, court cases and arbitral proceedings, between SMI and/or any of SMI’s Affiliates on the one hand and CASAG and/or any of CASAG’s Affiliates and/or the Company or its Subsidiaries on the other hand, including, in particular, those proceedings listed on Schedule 10.11 (the “Proceedings”), are herewith settled by mutual agreement and no Party, as well as any Party’s and its Affiliates and assigns, shall have any further claims against the respective other party to any of these Proceedings,  irrespective of whether or not such rights or claims were subject to or alleged in the Proceedings.

The Parties as well as SMI and its Affiliates and assigns shall promptly take any necessary steps to have all pending actions, petitions, complaints, challenges to patents, etc. withdrawn, to have all Proceedings formally closed and to have all court orders, judgments, injunctions, etc. vacated and to have all security bonds or similar deposits repaid to such party to the Proceedings who deposited them. Each party to the Proceedings shall bear its own costs, attorneys fees and other expenses incurred in the past or future, including any costs, attorneys fees or other expenses, if any, which shall become payable in the process of closing the Proceedings. Any expert fees shall be paid by the party to the Proceedings who requested the appointment of such expert. To the extent that rulings, decrees, awards, etc. have been issued on or before the Closing or shall be issued after the Closing (including, in particular, rulings ordering one party to the Proceedings to pay any amount to another party, or to refrain from or carry out any acts), the Parties will take all required steps to have such decrees vacated; if this should not be possible, the party to the Proceedings who is entitled under such decrees shall not make use of them (in particular, by demanding enforcement or other compliance with such decrees).

10.12 Corporate Names

In addition to the transfer of any and all rights in the expression “CARD”, if any, the Sellers expressly consent that the Company and its Subsidiaries are entitled to bear the term “CARD” as part of their respective corporate names, for an unlimited term (“Zustimmung zur Firmenfortführung”). The Buyers covenant and agree that they will take all necessary corporate actions and will make all necessary filings, and will cause the Company to do the same, to effect that the combination of the words “Casinos Austria”, “Austrian Casinos” (or any confusingly similar expressions or translations or any other names, marks, logos et cetera, used by any of the Sellers or their Affiliates, whether registered or not) (hereinafter the “Protected Names”) will be removed from all corporate names of the Company and its Subsidiaries, at the latest three months after the Closing.

Furthermore, the Buyers undertake and agree that as (a) from the Closing, they will cause the Company to discontinue the usage of and will refrain from using the Protected Names in any context and for any purposes whatsoever, and (b) that the Buyers and their Affiliates, including in particular, SMI and its Affiliates, will at all times (before or after the Closing) refrain from using any of the Protected Names for any purpose whatsoever, and (c) that any forms, advertising materials, price lists, or other documents, objects or items of the Company or its Subsidiaries on which the Protected Names appear, shall be destroyed within fifteen business days after the Closing and (d) that the Company, the Subsidiaries nor  SMI or any Affiliates of SMI will take any step or omission which would create the impression to any third party that the Company or the Subsidiaries or SMI or any of SMI’ Affiliates is associated with any of the Sellers or, in particular, that any of the Sellers is liable for any obligations of any of these companies.

10.13      Compliance  Each Party acknowledges that each Party:  (a) operates under privileged licenses in a highly regulated industry; and (b) maintains a compliance program to (i) protect and preserve its name, reputation, integrity, and good will through a thorough review and determination of its integrity and fitness, both initially and thereafter, of any person or company that performs work for either Party or with which those companies are otherwise associated, and (ii) to monitor compliance with the requirements established by gaming regulatory authorities or authorities that regulate the gaming industry in various jurisdictions around the world.  Each Party shall cooperate with the other Party and its compliance committee as reasonably requested and provide the relevant committee with such information as it may reasonably request on appropriate notice.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment and Waiver  This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Buyers and the Sellers.  No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or Liabilities of any Party under or by reason of this Agreement.

11.2 Notices  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, or delivered by express courier service or telecopied (with confirmation of receipt and hard copy by courier to follow). Notices, demands and communications to the Sellers shall be sent to the address or telecopy number of the Sellers at the address or telecopy number indicated below, unless another address or telecopy for the Sellers is specified in writing and shall be deemed received by both Sellers if received by CASAG, and notices, demands and communications to the Company and the Buyers shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below, and shall be deemed received by both Buyers and the Company if received by SMI:

Notices to the Sellers:

Casinos Austria Aktiengesellschaft
Dr. Karl Lueger Ring 14
1015 Vienna, Austria
Attention:	Managing Board (“Vorstand”)
Telecopy:	+43-1-53440 515

CAI Casinoinvest Middle East GmbH
Dr. Karl Lueger Ring 14
1015 Vienna, Austria
Attention:	Managing Directors (“Geschäftsführung”)
Telecopy:	+43-1-53440 515

with copies to:

Fiebinger, Polak, Leon & Partner
Am Getreidemarkt 1
1060 Vienna, Austria

Attention:	Peter M. Polak
Telecopy:	+43-1-582 582

Notices to the Buyers:

Shuffle Master Management–Service GmbH
1106 Palms Airport Drive
Las Vegas, Nevada 89119
Attention: Jerome R. Smith, General Counsel
Telecopy:	+001-702-270-5161

Shuffle Master GmbH
1106 Palms Airport Drive
Las Vegas, Nevada 89119
Attention: Jerome R. Smith, General Counsel
Telecopy:	+001-702-270-5161

with copies to:

Shuffle Master, Inc.
1106 Palms Airport Drive
Las Vegas, Nevada 89119
Attention: Jerome R. Smith, Senior Vice President and General Counsel
Telecopy:	+001-702-270-5161	Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Keith S. Crow, P.C.
Telecopy: (312) 861-2200

11.3 Binding Agreement; Assignment  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyers and the Sellers, which approval shall be at the sole and free discretion of the Party asked for such approval; provided, however, that the Sellers shall be obligated to agree to the assignment by Buyers of all or part of their rights, interests and obligations hereunder to one of their Affiliates (the “Designated Affiliate”) if and provided that prior to such assignment (i) both the Buyers and the Designated Affiliate confirm to and agree with the Sellers in writing that each of the Buyers and the Designated Affiliate shall be jointly and severally liable to each of the Sellers for all and any obligations out of or in connection with any of the Transaction Documents; and (ii) the Designated Affiliate has counter-signed this Agreement, in particular, the arbitration clause (see Section 11.12 hereof) and (iii) so that any arbitral award thereunder, if any, will be enforceable against the Designated Affiliate and its assets.

11.4 Severability  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.  Any arbitrator or court shall be authorized by the Parties to reform and “blue pencil” this Agreement in the least way necessary in order to make it enforceable and consistent, to the maximum extent possible, with the original intent of the Parties.

11.5 No Partnership, Joint Venture or Fiduciary Relationship  This Agreement does not create and shall not be deemed to create any partnership, joint venture, fiduciary relationship, or trust relationship, of any kind, express or implied by or between the Buyers (including the Buyers’s parent, SMI), on the one hand, and the Sellers, on the other hand.  The only legal relationship between the Buyers (including the Buyers’s parent, SMI), on the one hand, and the Sellers, on the other hand, shall be contractual, consistent with and pursuant to this Agreement.  The Parties expressly waive any presumptions to the contrary which might exist or be implied.

11.6 Construction  The language used in this Agreement shall be deemed to be the language jointly chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person. The inclusion or deletion of various provisions in prior drafts of this Agreement shall not be admissions, express or implied, by or against any Party and shall not be indicative of any intent of any Party. All Schedules and Exhibits hereto and all documents attached to the Schedules and Exhibits hereto shall be deemed read, understood and acknowledged by each of the Parties and Knowledge of the Buyers, even if they are not written in English.

11.7 Captions  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

11.8 Entire Agreement  The Schedules identified in this Agreement are incorporated herein by reference.  This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, draft versions of this Agreement,  or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Intent.

11.9 Counterparts  This Agreement may be executed in four counterparts, one for each Party.

11.10 Governing Law  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of Austria applicable therein, without giving effect to any choice of law or conflict of law provision (whether of Austria or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Austria.  The application of the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded by the Parties.

11.11 Parties in Interest  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

11.12 Arbitration (a)  All disputes, controversies, or claims arising under or relating to this Agreement, however with the exclusion of the Transaction Documents (other than this Agreement), or any breach or threatened breach of this Agreement or violation, termination or nullity of this Agreement (“Arbitrable Dispute”), shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.

 (b) As more than two persons are party to this Agreement, it is expressly stipulated that more than one claimant and/or more than one defendant are permitted. For the purpose of the nomination of arbitrators, there is deemed to be only one claimant party and one defendant party, regardless of whether multiple parties appear.

(c) All such arbitration proceedings shall take place in London, United Kingdom.  The language of the arbitration shall be the English language.

11.13 Deleted

11.14 Deleted

11.15 Currency To the extent that an amount in any currency is required from time to time to be converted into another currency pursuant to this Agreement or any other Transaction Document and except as otherwise expressly set forth herein, such conversion shall be made using the Euro foreign exchange reference rates as published by the European Central Bank (these reference rates are based on the regular daily concertation procedure between central banks within and outside the European System of Central Banks, which normally takes place at 2.15 p.m. ECB time (CET). The reference exchange rates are published by ECB both by electronic market information providers and on the ECB’s website shortly after the concertation procedure has been completed). For those currencies for which the European Central Bank does not or ceases to publish any such reference rates, such conversion shall be made by using the Currency exchange rates published by the Financial Times, London, on its web-site (presently: www.marketprices.ft.com/markets/currencies/ab ) for each currency, on the end of the London business day preceding the date of such calculation (unless otherwise stated herein).

11.16 Governing Language.  English shall be the governing language of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first written above.

CASINOS AUSTRIA AKTIENGESELLSCHAFT (“CASAG”)

/s/
By:	Peter Pollak
Its:	Im Vollmachtsnamen

CAI CASINOINVEST MIDDLE EAST GMBH (“CAI”)

/s/
By:	Peter Pollak
Its:	Im Vollmachtsnamen

SHUFFLE MASTER MANAGEMENT-SERVICE GMBH (“SHFMMS”)

/s/
By:	Rene Schneider
Its:	Im Vollmachtsnamen

SHUFFLE MASTER GMBH (“SHFM”)

/s/
By:	Rene Schneider
Its:	Im Vollmachtsnamen